UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

MONOLITHIC POWER SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

n/a
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

                          April 29, 2024

Dear Stockholders:

You are invited to attend the 2024 Annual Meeting of Stockholders of Monolithic Power Systems, Inc. to be held on Thursday, June 13, 2024, at 10:00 a.m., Pacific Daylight Time (the “Annual Meeting”). The Annual Meeting will be a virtual meeting. You will be able to attend the Annual Meeting online, vote and submit questions during the meeting by visiting http://meetnow.global/M499MD7. Please follow the instructions carefully on how to access and attend the virtual meeting in the “Annual Meeting Attendance” section of this Proxy Statement.

It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting. We continue using the Securities and Exchange Commission rule that permits companies to furnish proxy materials to stockholders over the Internet. If you are viewing the Proxy Statement on the Internet, you may grant your proxy electronically over the Internet by following the instructions on the Notice Regarding the Availability of Proxy Materials previously mailed to you and the instructions listed on the Internet site. If you have received a paper copy of the Proxy Statement and proxy card, you may grant a proxy to vote your shares by completing and mailing the proxy card enclosed with the Proxy Statement, or you may grant your proxy electronically over the Internet or by telephone by following the instructions on the proxy card. If your shares are held in “street name,” which means shares held of record by a broker, bank, trust or other nominee, you should review the Notice Regarding the Availability of Proxy Materials or Proxy Statement and voting instruction form used by that firm to determine whether and how you will be able to submit your proxy by telephone or over the Internet. Submitting a proxy over the Internet, by telephone or by mailing a proxy card will ensure your shares are represented at the Annual Meeting.

Your vote is important, regardless of the number of shares that you own.

On behalf of the Board of Directors, I thank you for your participation. We look forward to your attendance on June 13, 2024.

Sincerely,

Michael Hsing
Chairman of the Board, President and Chief Executive Officer

MONOLITHIC POWER SYSTEMS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 13, 2024

To the Stockholders of Monolithic Power Systems, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Monolithic Power Systems, Inc., a Delaware corporation, will be held on Thursday, June 13, 2024, at 10:00 a.m., Pacific Daylight Time (the “Annual Meeting”). The Annual Meeting will be a virtual meeting. You will be able to attend the Annual Meeting online, vote and submit questions during the meeting by visiting http://meetnow.global/M499MD7. Please follow the instructions carefully on how to access and attend the virtual meeting in the “Annual Meeting Attendance” section of this Proxy Statement.

At the Annual Meeting, we will conduct the following items of business:

1.

To elect three Class II directors to serve for three-year terms until our annual meeting of stockholders in 2027, or until their respective successors are duly elected and qualified. The nominees for election to the Board of Directors as Class II directors are Eugen Elmiger, Eileen Wynne and Jeff Zhou.

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2024.
3.	To hold an advisory vote to approve the compensation of our named executive officers.
4. 5.

To vote on a stockholder proposal to elect each director annually, if properly presented at the Annual Meeting.

To transact such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting. Only stockholders of record at the close of business on April 18, 2024 are entitled to notice of and to vote at the Annual Meeting.

Your vote is important.  All stockholders are cordially invited to attend the Annual Meeting. However, to assure your representation at the meeting, we encourage you to submit your proxy as soon as possible using one of three convenient methods: (i) by accessing the Internet site described in the Notice Regarding the Availability of Proxy Materials (the “Notice”) or in the proxy card provided to you; (ii) by calling the toll-free number described in the Notice or in the proxy card; or (iii) by signing, dating and returning the proxy card. By submitting your proxy promptly, you will save us the expense of further proxy solicitation. Any stockholder of record attending the Annual Meeting may vote at the meeting even if he or she has already returned a proxy.

By Order of the Board of Directors,

Saria Tseng
Executive Vice President, Strategic Corporate Development, General Counsel and Corporate Secretary

Kirkland, Washington

April 29, 2024

Important notice regarding the availability of proxy materials for the Annual Meeting: The Proxy Statement and the Annual Report on Form 10-K are available free of charge under the “Investor Relations” section of our website at http://www.monolithicpower.com.

MONOLITHIC POWER SYSTEMS, INC.

PROXY STATEMENT

FOR

2024 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

Index

General

This Proxy Statement is being furnished to holders of common stock, par value $0.001 per share (the “Common Stock”), of Monolithic Power Systems, Inc., a Delaware corporation (the “Company,” “MPS,” “we,” “us,” or “our”), in connection with the solicitation of proxies by our Board of Directors (the “Board”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, June 13, 2024 at 10:00 a.m., Pacific Daylight Time, and at any adjournment or postponement thereof for the purpose of considering and acting upon the matters set forth herein.

The Annual Meeting will be a virtual meeting. You will not be able to attend the meeting in person. Please follow the instructions carefully on how to access and attend the virtual meeting in “Annual Meeting Attendance.”

Internet Availability of Proxy Materials

Pursuant to the rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice Regarding the Availability of Proxy Materials (the “Notice”) to our stockholders of record, and upon request, we will send a printed copy of the proxy materials and proxy card. Brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar notice. Stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically may be found on the Notice and on the website referred to in the Notice, including an option to request paper copies on an ongoing basis. We intend to make this Proxy Statement available on the Internet at www.monolithicpower.com, and to mail the Notice or other proxy materials, as applicable, on or about May 2, 2024 to stockholders of record at the close of business on April 18, 2024 (the “Record Date”).

Record Date and Outstanding Shares

Only stockholders of record at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. These stockholders are entitled to cast one vote for each share of Common Stock held as of the Record Date on all matters properly submitted for the vote of stockholders at the Annual Meeting. On the Record Date, 48,666,000 shares of Common Stock were issued and outstanding. No shares of Preferred Stock were issued and outstanding. For information regarding security ownership by management, directors, and beneficial owners of more than 5% of the Common Stock, see “Security Ownership of Certain Beneficial Owners and Management.”

Procedure for Submitting Stockholder Proposals and Director Nominations

Requirements for stockholder proposals to be considered for inclusion in our proxy materials. Proposals of stockholders which are to be presented by such stockholders at our 2025 annual meeting of stockholders must meet the stockholder proposal requirements contained in Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such proposals must be received by us no later than January 2, 2025 in order to be included in the proxy statement relating to that meeting. We received one stockholder proposal prior to the deadline for the Annual Meeting.

Requirements for director nominations to be considered for inclusion in our proxy materials. Pursuant to the proxy access provisions of our Amended and Restated Bylaws (the “Bylaws”), an eligible stockholder, or a group of up to 20 stockholders, who has held at least 3% of our Common Stock continuously for at least three years may nominate one director and have that nominee included in our proxy materials. To be timely for the 2025 annual meeting of stockholders, notice of proxy access director nominations must be received by us between January 2, 2025 and February 1, 2025. In addition, the notice must set forth the information required by our Bylaws with respect to each director nomination that a stockholder intends to present at the 2025 annual meeting of stockholders.

In addition to satisfying the requirements under our Bylaws, stockholders who intend to solicit proxies in support of director nominees, other than our nominees, must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act to comply with the universal proxy rules, which notice must be postmarked or transmitted electronically to us at our principal executive offices no later than April 14, 2025. However, if the date of the 2025 annual meeting of stockholders is changed by more than 30 calendar days from the anniversary date of the Annual Meeting, then notice must be provided by the later of 60 calendar days prior to the date of the 2025 annual meeting of stockholders or the 10th calendar day following the day on which public announcement of the date of the 2025 annual meeting of stockholders is first made by us.

Requirements for stockholder proposals to be brought before an annual meeting but not included in our proxy materials. If a stockholder wishes to present a proposal at our 2025 annual meeting of stockholders, and the proposal is not intended to be included in our proxy statement relating to that meeting, the stockholder must give advance notice to us prior to the deadline for such meeting. To be timely for the 2025 annual meeting of stockholders, notice of proposed business must be received by us between January 2, 2025 and February 1, 2025. However, in the event the date of the 2025 annual meeting of stockholders will be changed by more than 30 days from the date of the Annual Meeting, notice by the stockholder to be timely must be so received not later than the close of business on the later of: (1) 90 calendar days in advance of the 2025 annual meeting of stockholders and (2) 10 calendar days following the date on which public announcement of the date of the 2025 annual meeting of stockholders is first made. In addition, the notice must set forth the information required by our Bylaws with respect to each proposal that a stockholder intends to present at the 2025 annual meeting of stockholders.

All proposals described above must be submitted to our Corporate Secretary using the methods outlined in “Stockholder Communications.”

Annual Meeting Attendance

Attendance:

The Annual Meeting will be held solely by remote communication. You will not be able to attend the Annual Meeting in person. Stockholders as of the close of business on the Record Date who duly registered to attend the Annual Meeting will be able to listen to the webcast, vote their shares and submit questions during the virtual meeting. The Annual Meeting can be assessed at:

http://meetnow.global/M499MD7

You must have your 15-digit control number to join the event. We encourage you to access the Annual Meeting ten minutes prior to the start time for check-in and registration.

Registration Process:

Stockholders of record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are considered, with respect to those shares, the stockholder of record. As a stockholder of record, you are already registered for the virtual meeting and will be able to listen to the webcast, vote and submit questions during the meeting. Questions pertinent to meeting matters and that are submitted in accordance with our rules of conduct for the Annual Meeting will be answered during the meeting, subject to applicable time constraints.

Beneficial owners. If you hold your shares through a broker, bank, trust or other nominee, you must register in advance in order to vote and submit questions during the virtual meeting. To register in advance, you must obtain a legal proxy from the broker, bank, trust or other nominee that holds your shares giving you the right to vote the shares. You must submit proof of the legal proxy reflecting our holdings, along with your name and email address to Computershare. Requests for registration must be labeled as “Monolithic Power Systems Legal Proxy” and be received no later than 2:00 p.m., Pacific Time, on June 7, 2024. You will receive a confirmation of your registration by email after we receive your registration materials. Requests for registration can be made in the following methods:

By e-mail:	legalproxy@computershare.com
By mail:	Computershare
Monolithic Power Systems Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001

Alternatively, you may join the meeting as a guest and listen to the webcast without advance registration. As a guest, you will not be able to vote or submit questions during the meeting.

Voting

Voting prior to the Annual Meeting. If you are the record holder of your stock, you have three options for submitting your votes prior to the Annual Meeting:

●	by following the instructions for Internet voting printed on the Notice or your proxy card;

●	by using the telephone number printed on your proxy card; or

●	by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage-prepaid envelope.

If you have Internet access, we encourage you to record your vote on the Internet. It is convenient, and it saves us significant postage and processing costs. In addition, when voting over the Internet or by telephone prior to the meeting date, your vote is recorded immediately, and there is no risk that postal delays will cause your vote to arrive late, and therefore not be counted. All shares entitled to vote and represented by properly executed proxy cards or properly granted proxies submitted electronically over the Internet or telephone received prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions provided.  If no instructions are indicated, the shares represented by that proxy will be voted as recommended by the Board. If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named as proxies and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any matters other than the proposals described herein will be raised at the Annual Meeting.  If your shares are held in a stock brokerage account or by a bank, trust or other nominee, you will receive a notice from your broker, bank, trust or other nominee that includes instructions on how to vote your shares. Your broker, bank, trust or other nominee will allow you to deliver your voting instructions over the Internet and may also permit you to submit your voting instructions by telephone.

YOUR VOTE IS IMPORTANT.  You should submit your proxy even if you plan to attend the Annual Meeting.

Voting by attending the Annual Meeting. The Annual Meeting will be a virtual meeting. Stockholders of record and beneficial owners as of the close of business on the Record Date who duly registered to attend the Annual Meeting will be able to listen to the webcast and vote their shares during the virtual meeting. Please follow the instructions carefully on how to access and attend the virtual meeting, and vote in “Annual Meeting Attendance.”

Any previous votes that were submitted by the stockholder, whether by Internet, telephone or mail, will be superseded by the vote such stockholder casts at the Annual Meeting.

Changing vote; Revocability of proxy. Any proxy given by a stockholder of record pursuant to this solicitation may be revoked by the person giving it at any time before it is voted at the Annual Meeting. Proxies submitted by stockholders of record may be revoked by:

●	filing a written notice of revocation bearing a later date than the previously submitted proxy which is received by our Corporate Secretary at or before the taking of the vote at the Annual Meeting;

●	duly executing a later dated proxy relating to the same shares and delivering it to our Corporate Secretary at or before the taking of the vote at the Annual Meeting;

●	submitting another proxy by telephone or via the Internet (your latest telephone or Internet voting instructions are followed); or

●	virtually attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a previously submitted proxy).

Any written notice of revocation or subsequent proxy card must be received by our Corporate Secretary prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card must be submitted using the methods outlined in “Stockholder Communications.”

If you hold your shares through a broker, bank, trust or other nominee, you may change your vote by submitting new voting instructions to your broker, bank, trust or other nominee.

No Right of Appraisal

Neither Delaware law nor our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) provide for appraisal or other similar rights for dissenting stockholders in connection with any of the proposals to be voted upon at the Annual Meeting. Accordingly, our stockholders will have no right to dissent and obtain payment for their shares.

Expenses of Solicitation

We will bear all expenses of this solicitation, including the cost of preparing and mailing this solicitation material. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of Common Stock for their reasonable expenses in forwarding solicitation material to such beneficial owners.  Our directors, officers and employees may also solicit proxies in person or by telephone, letter, e-mail or other means of communication. Such directors, officers and employees will not be additionally compensated, but they may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. We have engaged the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. We expect our costs for such services would be approximately $25,000.

Quorum, Required Votes, Abstentions and Broker Non-Votes

Holders of a majority of the outstanding shares entitled to vote must be present at the Annual Meeting in order to have the required quorum for the transaction of business.  Stockholders are counted as present at the Annual Meeting if they: (1) are duly registered to attend and vote their shares at the Annual Meeting, or (2) have properly submitted a proxy card by mail or voted by telephone or by using the Internet.  If the shares present at the Annual Meeting do not constitute the required quorum, the Annual Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

The required votes to approve the proposals to be considered at this Annual Meeting are as follows:

●

The affirmative vote of a plurality of the votes duly cast is required for the election of directors. As further described in Proposal One below, any nominee for director who receives a greater number of votes “Withheld” from his or her election than votes “For” his or her election will promptly tender his or her resignation to the Board following certification of the election results for the Board’s consideration.

●

The affirmative vote of a majority of the shares of stock entitled to vote thereon which are present in person by virtual attendance at the Annual Meeting or represented by proxy at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP (“EY”) as our independent registered public accounting firm. While this vote is advisory and not binding on us or our Audit Committee, the Audit Committee intends to take into account the outcome of the vote when considering the appointment of EY.

●

The affirmative vote of a majority of the shares of stock entitled to vote thereon which are present in person by virtual attendance at the Annual Meeting or represented by proxy at the Annual Meeting is required to approve, on an advisory basis, the compensation of our named executive officers. While this vote is advisory and not binding on us or our Board, the Board and the Compensation Committee intend to take into account the outcome of the vote when considering future executive compensation arrangements.

●

The affirmative vote of a majority of the shares of stock entitled to vote thereon which are present in person by virtual attendance at the Annual Meeting or represented by proxy at the Annual Meeting is required to approve, on an advisory basis, the stockholder proposal to elect each director annually. While this vote is advisory and not binding on us or our Board, the Board intends to take into account the outcome of the vote when considering the structure of the Board.

Under the General Corporation Law of the State of Delaware, both abstaining votes and broker non-votes are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the Annual Meeting. An abstaining vote is not counted as a vote cast for the election of directors, but has the same effect as a vote cast against each of the other proposals requiring approval by a majority of the shares of stock entitled to vote thereon which are present in person by virtual attendance at the Annual Meeting or represented by proxy at the Annual Meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. A broker non-vote will have no effect on the outcome of the proposals. For purposes of ratifying our independent registered public accounting firm, brokers have discretionary authority to vote.

Stockholder List

A list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose germane to the Annual Meeting during ordinary business hours at: 5808 Lake Washington Boulevard NE, Kirkland, Washington 98033 for the ten days prior to the Annual Meeting, and will be open to the examination of any stockholder of the Company during the whole time of the Annual Meeting.

PROPOSAL ONE

ELECTION OF DIRECTORS

Classified Board of Directors and Nominees

The Board currently consists of eight members. Under our Certificate of Incorporation and Bylaws, the Board has the authority to set the number of directors from time to time by resolution. In addition, our Certificate of Incorporation provides for a classified Board consisting of three classes of directors, each serving staggered three-year terms.  As a result, a portion of the Board will be elected each year for three-year terms.

Three Class II directors are to be elected to the Board at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Board’s nominees, Eugen Elmiger, Eileen Wynne and Jeff Zhou. Mr. Elmiger, Ms. Wynne and Mr. Zhou are standing for re-election to the Board. Each person nominated for election has agreed to serve if elected, and the Board has no reason to believe that any nominee will be unavailable or will decline to serve. In the event, however, that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the current Board to fill the vacancy. The term of office of each person elected as a Class II director will continue for three years or until his or her successor has been duly elected and qualified.  If elected, the term for Mr. Elmiger, Ms. Wynne and Mr. Zhou will expire at the 2027 annual meeting of stockholders.

Our directors are elected by a “plurality” vote. The nominees for each of the three Board seats to be voted on at the Annual Meeting receiving the greatest number of votes cast will be elected. Abstentions and shares held by brokers that are not voted in the election of directors will have no effect. In addition, we have adopted a corporate governance policy requiring each director nominee to submit a resignation letter if more “Withheld” than “For” votes are received. See “Director Voting Policy” for more details on this policy.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION TO THE BOARD OF EACH OF THE PROPOSED NOMINEES.

Information Regarding Nominees and Other Directors

The following table summarizes certain information regarding the nominees and other directors:

Name	Age	Director Since	Principal Role
Michael Hsing	64	1997	Chairman of the Board, President and Chief Executive Officer
Herbert Chang (1)(2)	62	1999	Lead Independent Director
Eugen Elmiger (1)(3)	60	2012	Director / Nominee
Victor K. Lee (2)	67	2006	Director
Carintia Martinez (3)	58	2021	Director
James C. Moyer	81	1998	Director
Eileen Wynne (2)	58	2023	Director / Nominee
Jeff Zhou (1)(2)	69	2010	Director / Nominee

(1)	Member of the Compensation Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Nominating and Corporate Governance (“NCG”) Committee.

Nominees for Class II Directors Whose Term Will Expire in 2024

Eugen Elmiger has served on our Board since October 2012. Mr. Elmiger currently serves as Chief Executive Officer of Maxon group, a leading advanced motion company, which position he has held since January 2011. Mr. Elmiger currently serves on the board of directors of Kardex, a global leader in automated storage solutions and material handling systems. Mr. Elmiger holds a B.S. in Electrical Engineering from the Lucerne (Horw) University of Applied Science and Art.

Eileen Wynne has served on our Board since February 2023. Ms. Wynne served as interim Chief Financial Officer of IDEX Biometrics ASA (“IDEX”), a provider of fingerprint identification technologies, from August 2022 to September 2023, and supported IDEX on a consulting basis since December 2020. From November 1999 to June 2019, Ms. Wynne held various managerial and senior roles at Analog Devices, Inc., a global semiconductor company, including Vice President and Chief Accounting Officer from May 2013 to June 2019, and interim Chief Financial Officer from March 2017 to September 2017. Ms. Wynne holds a B.A. in Financial Economics from St. Anselm College and an M.S. in Accounting from Bentley University.

Jeff Zhou has served on our Board since February 2010. Dr. Zhou is a retired business executive. Before his retirement, Dr. Zhou served as Executive Vice Chairman of MiaSolé, a developer of thin film solar technology, which position he held from 2018 to 2019. Dr. Zhou served as Chief Executive Officer of MiaSolé from 2013 to 2018. Dr. Zhou holds a Ph.D. degree in Electrical Engineering from the University of Florida.

Incumbent Class III Directors Whose Term Will Expire in 2025

Michael Hsing has served on our Board and as our President and Chief Executive Officer since founding MPS in August 1997. Prior to founding MPS, Mr. Hsing was a Senior Silicon Technology Developer at several analog integrated circuits (“IC”) companies, where he developed and patented key technologies, which set new standards in the power electronics industry. Mr. Hsing is an inventor on numerous patents related to the process development of bipolar mixed-signal semiconductor manufacturing. Mr. Hsing holds a B.S.E.E. from the University of Florida.

Herbert Chang has served on our Board since September 1999. Mr. Chang is currently the general partner of GrowStar Partners Group Limited. From March 2014 until December 2019, Mr. Chang was the general manager of Mutto Optronics Corporation, an OEM/ODM knife manufacturer listed on the Taiwan OTC. Mr. Chang is a venture capitalist and focuses on investing in companies in the semiconductor, telecommunications, networking, software and Internet industries. Mr. Chang serves on the board of directors of a number of private companies and a TWSE-listed company. Mr. Chang received a B.S. in geology from National Taiwan University and an M.B.A. from National Chiao Tung University in Taiwan.

Carintia Martinez has served on our Board since May 2021. Ms. Martinez currently serves as Chief Information Officer of IHS Towers, a provider of shared communications infrastructure, which position she has held since January 2024. From January 2018 to May 2023, Ms. Martinez served as Vice President, Chief Information Officer of Thales Alenia Space, a European aerospace manufacturer specializing in satellite systems. From February 2008 to December 2017, Ms. Martinez held various senior positions, including Vice President of Renault-Nissan Alliance Quality and Vice President of Information Systems for Marketing and Sales, at Renault Group, a French automobile manufacturer. Ms. Martinez holds a master’s degree in Architecture and City Planning from Pontificia Universidade Catolica do Parana in Brazil, a master’s degree in Project Management from Université de Technologie de Compiègne in France, and a master’s degree in Urban Planning from Université Paris XII - Val de Marne and Ecole Nationale des Ponts et Chaussées in France.

Incumbent Class I Directors Whose Terms Will Expire in 2026

Victor K. Lee has served on our Board since September 2006. Mr. Lee was a member of the board of directors at MoSys, Inc., a fabless semiconductor company, from June 2012 to June 2016. Mr. Lee served as Chief Financial Officer of Ambarella, Inc., a fabless semiconductor company, from August 2007 to March 2011. Mr. Lee holds a B.S. in Industrial Engineering and Operations Research and an M.B.A. from the University of California, Berkeley.

James C. Moyer has served on our Board since October 1998. Mr. Moyer is a retired business executive and served as our Chief Design Engineer from September 1997 until his retirement in January 2016. Mr. Moyer holds a B.A.E.E. from Rice University.

There is no family relationship among any of our executive officers, directors and nominees.

Board Diversity

The following matrix presents the Board’s diversity statistics as of April 29, 2024:

	Michael Hsing	Herbert Chang	Eugen Elmiger	Victor K. Lee	Carintia Martinez	James C. Moyer	Eileen Wynne	Jeff Zhou
Part I: Gender Identity
Male	●	●	●	●		●		●
Female					●		●
Non-Binary
Did Not Disclose Gender
Part II: Demographic Background
African American or Black
Alaskan Native or Native American
Asian	●	●		●				●
Hispanic or Latinx					●
Native Hawaiian or Pacific Islander
White			●			●	●
Two or More Races or Ethnicities
LGBTQ+
Did Not Disclose Demographic Background

Director Independence

At least annually, the NCG Committee reviews the independence of each non-employee director and makes recommendations to the Board, and the Board affirmatively determines whether each director qualifies as independent. Each director must keep the NCG Committee fully and promptly informed as to any development that may affect the director’s independence. The Board has determined that Herbert Chang, Eugen Elmiger, Victor K. Lee, Carintia Martinez, James C. Moyer, Eileen Wynne and Jeff Zhou are “independent” under the applicable listing standards of The NASDAQ Stock Market.

Director Skills and Qualifications

Our Board includes eight members who are well-qualified to serve on the Board and represent our stockholders’ best interests. Our Board consists of directors who have the following characteristics:

●	Are seasoned executive leaders with strong corporate governance experience;

●	Possess a professional background that would enable the development of a deep understanding of our global business and operations;

●	Have strong interests in innovation and emerging technologies;

●	Have skills or experience in risk management and cybersecurity;

●	Have the ability to embrace our values, diversity and culture;

●	Bring diversity to the Board through their experiences in various industries, both domestically and internationally;

●	Are independent thinkers and work well together;

●	Have high ethical standards;

●	Possess sound business judgment and acumen; and

●	Are willing to commit their time and resources necessary for the Board to effectively fulfill its responsibilities.

We believe that each of the directors possesses these attributes. In addition, the directors bring to the Board a breadth of experience, including extensive financial and accounting expertise, public company board experience, knowledge of the semiconductor business and related technologies, broad global business experience, extensive operational and strategic planning experience, and the ability to assess and manage business risks, including risks related to cybersecurity and information security, in complex, high-growth global companies. The Board and the NCG Committee believe the skills, qualities, attributes, experience and diversity of backgrounds of our directors provide us with a diverse range of perspectives to effectively address our evolving needs and represent the best interests of our stockholders. The tenure of some of our directors ensures that we benefit from their substantial knowledge of MPS, its business and long-term goals. Our Board is a mix of longer term directors and two directors who have joined our Board since 2021, resulting in a valuable combination of sustained knowledge of MPS and new viewpoints and perspectives.

The following table highlights the specific key qualifications, business skills, experience and attributes that each of the directors brings to the Board:

	Michael Hsing	Herbert Chang	Eugen Elmiger	Victor K. Lee	Carintia Martinez	James C. Moyer	Eileen Wynne	Jeff Zhou
Executive leadership	●	●	●	●	●	●	●	●
Corporate governance	●	●	●	●	●	●	●	●
Global business and operations	●	●	●	●	●	●	●	●
Innovation and technologies	●	●	●	●	●	●	●	●
Risk management	●	●	●	●	●	●	●	●
Cybersecurity	●	●	●		●	●		●
Finance and accounting expertise	●	●	●	●			●	●
Human capital management	●	●	●	●	●	●	●	●
Diversity	●	●		●	●		●	●

Michael Hsing

Mr. Hsing, founder of MPS, is a visionary in power management technology as well as a strong leader, motivator and successful entrepreneur. Mr. Hsing provides the Board with valuable insight into management’s perspective with respect to our operations, and provides the Board with the most comprehensive view of our operational history. Under his leadership, we have experienced significant revenue growth and profitability. Since our initial public offering in 2004, stockholder value measured by market capitalization has increased significantly. Having worked in the semiconductor industry for over 40 years, Mr. Hsing’s vision, insight and experience enable him to understand and expand the markets we serve, control costs effectively, assess and manage business risks, including risks related to information technology, supply chain and cybersecurity, and enhance our technology advantages for our products, which have helped fuel our growth and created value for our stockholders. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Hsing should serve as a director of MPS.

Herbert Chang

Mr. Chang has been a member of the Board since 1999, which gives him significant knowledge of our business and history. We also continue to benefit from the broad experience gained by Mr. Chang through his numerous successful investments in both public and private high-technology companies. Mr. Chang has served on several boards of the companies in which he has invested, which has given him significant leadership skills, risk management, corporate governance and oversight experience. In addition, through these board and investor responsibilities, as well as his tenure on the Board, Mr. Chang has developed a deep knowledge of our industry, our operations, and the accompanying complex financial transactions and controls necessary for us to succeed. Mr. Chang’s financial expertise has also helped the Board analyze significant complex financial transactions that we have considered from time to time. Mr. Chang also has important international experience based on his educational background and work experience in the countries where we do business. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Chang should serve as a director of MPS.

Eugen Elmiger

Mr. Elmiger is a seasoned business executive with over 30 years of experience, including extensive international marketing, sales and product management expertise, executive board experience, knowledge of high-tech component business and technology, and operational and strategic planning experience, including the oversight of information technology and cybersecurity, in complex, high-growth global companies. This experience allows him to contribute his valuable executive leadership talent, risk management and understanding of international business to Board deliberations and oversight duties. His industrial, medical and automotive background is a valuable asset to the Board as we expand our business in these markets. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Elmiger should serve as a director of MPS.

Victor K. Lee

Mr. Lee is the audit committee financial expert on the Audit Committee of the Board. He has been the Chief Financial Officer at several public and private companies, and has worked in the semiconductor industry for over 40 years. Mr. Lee is familiar with not only the inner workings of the semiconductor industry, but also has intimate knowledge of the financial issues and business risks that semiconductor companies often face. His experience has allowed him to understand the broad issues, in particular those affecting the financial and accounting aspects of our business, that the Board must consider and to make sound recommendations to management and decisions by the Board. Mr. Lee also provides the Board with valuable insight into financial management, risk management, internal controls, disclosure issues and tax matters relevant to our business. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Lee should serve as a director of MPS.

Carintia Martinez

Ms. Martinez brings to the Board a diverse background with more than 30 years of information systems and technology experience, including serving as Chief Information Officer, in high-growth, multinational companies in the telecommunications, aerospace and automotive industries. The Board believes that Ms. Martinez’s valuable executive leadership talent, risk management experience, including the oversight of information technology and cybersecurity, diverse background, and understanding of complex international business issues allow her to bring new perspectives, ideas and outlooks to the Board. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Ms. Martinez should serve as a director of MPS.

James C. Moyer

Mr. Moyer is a technical expert in the design of analog semiconductors and is intimately familiar with us and our products. Mr. Moyer brings insight to the Board because of his cumulative experience gained as an engineer and technical leader in the semiconductor industry. This experience gives him a highly developed understanding of the needs and requirements of the analog market for our complex products and allows him as a director to guide our strategy and business approach. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Moyer should serve as a director of MPS.

Eileen Wynne

Ms. Wynne brings to the Board a diverse background with finance, operational and risk management experience in high-growth, multinational companies. Ms. Wynne has been the Chief Accounting Officer at a global semiconductor company and has worked in the semiconductor industry for over 20 years. Ms. Wynne is familiar with not only the inner workings of the semiconductor industry, but also has intimate knowledge of the financial and accounting issues and business risks that semiconductor companies often face. The Board believes that Ms. Wynne’s valuable executive leadership talent, financial oversight expertise, and understanding of complex international business and manufacturing issues in the semiconductor sector allow her to bring new perspectives, ideas and outlooks to the Board. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Ms. Wynne should serve as a director of MPS.

Jeff Zhou

Dr. Zhou is a senior business executive with over 40 years of industry experience at large, multinational corporations with global footprints. Dr. Zhou has an extensive background in the global manufacturing, electronics and renewable energy industry. This experience allows him to contribute his valuable executive leadership talent, risk management skills, including the oversight of information technology and cybersecurity, and understanding of international business to Board deliberations and oversight duties. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Dr. Zhou should serve as a director of MPS.

Board Leadership Structure

The Board currently consists of eight members, seven of which the Board has determined are independent.

Leadership Structure. Our current leadership structure and governing documents permit the roles of Chairman and Chief Executive Officer to be filled by the same or different individuals. Should the Board determine that it remains in the best interests of MPS and its stockholders that the Chief Executive Officer serve as Chairman, the independent members of the Board then elect a Lead Independent Director.

The Board has currently determined that it is in the best interests of MPS and its stockholders to have Michael Hsing, our President and Chief Executive Officer, serve as Chairman, coupled with an active Lead Independent Director. As such, Mr. Hsing holds the position of Chairman, President and Chief Executive Officer, and the Board has designated one of the independent directors, Mr. Chang, as the Lead Independent Director. Our Lead Independent Director is appointed by the Board on an annual basis. The Board believes our leadership structure, with its strong emphasis on Board independence, an active Lead Independent Director, and strong Board and committee involvement, provides sound and robust oversight of management, and provides a counterbalance to the management perspective provided by Mr. Hsing during Board deliberations.

The Board considers and discusses the Board leadership structure every year. As part of this evaluation process, the Board reviews its leadership structure and whether combining or separating the roles of Chairman and CEO is in the best interests of MPS and our stockholders. The Board also considers:

●	The effectiveness of the policies, practices and people in place at MPS to help ensure strong, independent Board oversight;

●	MPS’s performance and the effect the leadership structure could have on its performance;

●	The Board’s performance and the effect the leadership structure could have on the Board’s performance;

●	The Chairman’s performance in the role;

●	The views of MPS’s stockholders; and

●	The practices at other companies and trends in governance.

While we recognize that different board leadership structures may be appropriate for different companies, we believe that our current Board leadership structure is optimal for us. Our leadership structure demonstrates to our employees, suppliers, customers, stockholders and other stakeholders that we are governed by strong, balanced leadership, with a single person setting the tone and consistent message for the Board and management and having primary responsibility for managing our day-to-day operations, with appropriate oversight and direction from our Lead Independent Director and other independent directors. This message is increasingly important as we continue to seek to achieve success through new product releases and business growth. We also believe that our leadership structure sends the message that we value strong, independent oversight of our management operations and decisions in the form of our Lead Independent Director and other independent directors. Further, having a single leader for both MPS and the Board eliminates the potential for strategic misalignment or duplication of efforts, and provides clear leadership for us.

Benefits of Combined Leadership Structure. The Board believes that MPS and our stockholders have been best served by having Mr. Hsing in the role of Chairman and Chief Executive Officer for the following reasons:

●	Mr. Hsing is most familiar with our business and the unique challenges we face. Mr. Hsing’s day-to-day insight into our challenges facilitates timely deliberation by the Board of important matters;

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Mr. Hsing has and will continue to identify agenda items and lead effective discussions on the important matters affecting us. Mr. Hsing’s knowledge and extensive experience regarding our operations and the highly competitive semiconductor industry in which we compete position him to identify and prioritize matters for Board review and deliberation;

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As Chairman and Chief Executive Officer, Mr. Hsing serves as an important bridge between the Board and management and provides critical leadership for carrying out our strategic initiatives and confronting our challenges. The Board believes that Mr. Hsing brings a unique, stockholder-focused insight to assist MPS to most effectively execute its strategy and business plans in the best interests of our stockholders;

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The strength and effectiveness of the communications between Mr. Hsing, as our Chairman, and Mr. Chang, as our Lead Independent Director, as well as our other independent directors, result in comprehensive Board oversight of the issues, plans and prospects of MPS; and

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This leadership structure provides the Board with more complete and timely information about MPS, a unified structure and consistent leadership direction internally and externally and provides a collaborative and collegial environment for Board decision making.

Lead Independent Director Responsibilities. As the Lead Independent Director, Mr. Chang’s primary roles and responsibilities include:

●	Reviewing meeting agendas;

●	Reviewing schedules and information sent to the Board;

●	Retaining independent advisors on behalf of the Board, or committees, as the Board may determine is necessary or appropriate;

●	Assuring that there is sufficient time for discussion of all meeting agenda items;

●	Consulting and communicating with independent directors and with the Chief Executive Officer/Chairman of the Board, as appropriate;

●	Performing such other functions as the independent directors may designate from time to time;

●	Presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors; and

●	Calling and leading meetings of independent directors.

Our independent directors meet in executive session during a portion of regularly scheduled Board or committee meetings, and otherwise as needed. Our Lead Independent Director presides over meetings of our independent directors and we believe that these meetings help to ensure an appropriate level of independent scrutiny of the functioning of MPS and the Board.

Board Meetings and Committees

The Board held a total of four meetings during 2023, and all directors attended at least 75% of the meetings of the Board and the committees upon which such director served.

Audit Committee. The Board has a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act, which currently consists of four members: Herbert Chang, Victor K. Lee, Eileen Wynne and Jeff Zhou. Mr. Lee is the chair of the Audit Committee. The primary responsibilities of the Audit Committee are to:

●	Provide oversight of our accounting and financial reporting processes and the audit of our financial statements;

●	Appoint the independent registered public accounting firm to audit our financial statements;

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Assist the Board in the oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications, independence and performance, and our internal accounting and financial controls; and

●	Provide to the Board such information and materials as it may deem necessary to make the Board aware of financial matters requiring the attention of the Board.

The Board has determined that Mr. Lee is an “audit committee financial expert,” as defined under the rules of the SEC, and all members of the Audit Committee are “independent” in accordance with the applicable SEC regulations and the applicable listing standards of NASDAQ and are financially literate. The Audit Committee held four meetings during 2023. The Audit Committee acts pursuant to a written charter adopted by the Board, which is available in the “Investor Relations” section of our website at http://www.monolithicpower.com.

Compensation Committee. The Board has designated a Compensation Committee consisting of three members: Herbert Chang, Eugen Elmiger and Jeff Zhou. Mr. Zhou is the chair of the Compensation Committee. In April 2024, the Board appointed Mr. Elmiger to be the chair of the Compensation Committee, effective June 13, 2024 after the Annual Meeting. The primary responsibilities of the Compensation Committee are to:

●	Provide oversight of our compensation policies, plans and benefits programs;

●	Assist the Board in the oversight of the compensation of the executive officers, and evaluation and approval of the executive officer compensation plans, policies and programs;

●	Assist the Board in administering our equity compensation plans; and

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Provide oversight of our practices and compliance efforts with respect to executive compensation policies and programs, as well as human capital management, under our environmental, social and governance (“ESG”) initiatives.

All members of the Compensation Committee are “independent” in accordance with the applicable listing standards of NASDAQ. The Compensation Committee held four meetings during 2023. The Compensation Committee acts pursuant to a written charter adopted by the Board, which is available in the “Investor Relations” section of our website at http://www.monolithicpower.com.

NCG Committee. The Board has designated an NCG Committee consisting of two members: Eugen Elmiger and Carintia Martinez. Mr. Elmiger is the chair of the NCG Committee. In April 2024, the Board appointed Ms. Martinez to be the chair of the NCG Committee, effective June 13, 2024 after the Annual Meeting. The primary responsibilities of the NCG Committee are to:

●	Review the composition and qualifications of the Board, recommend director nominees for the selection of the Board, and evaluate director compensation;

●	Review the composition of committees of the Board and recommend persons to be members of such committees;

●	Develop overall governance guidelines and oversee the overall performance of the Board, including the annual Board self-assessment;

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Recommend to the Board whether to accept or reject a tendered director resignation, or take other action, in circumstances where a director receives a greater number of “withhold” votes than “for” votes in an uncontested election of directors as set forth in the director voting policy adopted by the Board;

●	Provide oversight of our practices, policies, strategies and disclosures respect to environmental sustainability issues, social initiatives and corporate governance; and

●	Provide oversight of our cybersecurity program, including policies, practices, internal controls and management of information security risks.

All members of the NCG Committee are “independent” in accordance with the applicable listing standards of NASDAQ. The NCG Committee held four meetings in 2023. The NCG Committee acts pursuant to a written charter adopted by the Board, which is available in the “Investor Relations” section of our website at http://www.monolithicpower.com.

The information contained on our website is not intended to be part of this Proxy Statement and is not incorporated by reference into this Proxy Statement.

Board Oversight of Risks

The Board is primarily responsible for the oversight of risks that could affect MPS. The Board believes that a fundamental part of risk management is understanding the risks that we face, monitoring these risks, and adopting appropriate controls and mitigation activities for such risks. We believe that the risk management areas that are critical to our long-term success primarily include product development, supply chain and quality, regulations and legal compliance, ESG, executive compensation programs, sales and promotions, and business development, as well as protection of our assets (financial, intellectual property and cybersecurity), all of which are managed by senior executive management reporting directly to our Chief Executive Officer. Our Board members have extensive experience in risk oversight arising from their current or prior experience as chief executive officers, chief financial officers, chief information officers, as well as other senior leadership positions or board members of other companies with responsibility for risk oversight obligations. As such, the Board believes that its members are qualified and experienced at identifying and addressing risk throughout our operations.

While the full Board has retained responsibility for general oversight of risk, the Board’s oversight is conducted principally through the committees of the Board. The Board satisfies its responsibility by requiring each committee chair to regularly report the committee’s considerations and actions, including risk oversight, as well as by requiring officers responsible for oversight of particular risks to submit regular reports. As these reports are submitted independent of review by Mr. Hsing, the Board believes that its leadership structure has no impact on the conduct of its risk oversight function other than to reinforce the involvement of the Board in ongoing management of MPS.

The following table outlines the specific risk oversight responsibilities of each committee:

Committee		Primary Areas of Risk Oversight
Audit	●	Oversee accounting policies and internal controls and evaluate enterprise risks associated with financial reporting, accounting, auditing and tax matters.
	●	Assess financial risks relating to our cash management and investment programs.

Compensation	●	Assess risks related to our compensation programs and practices.
	●	Oversee risks related to human capital management.

NCG	●	Assess risks and compliance related to corporate governance matters, including our policies and principles, our Board structure, membership and independence, and stockholder rights.
	●	Evaluate exposures and risks related to cybersecurity, data privacy and information technology security and controls.
	●	Assess risks arising from other ESG initiatives, including climate-related risks.

Our senior management team, which conducts our day-to-day risk management, is responsible for assisting the Board and the committees with its risk oversight function. At its regularly scheduled meetings, the Board and the committees require officers responsible for oversight of particular risks to submit updates and reports on business matters including operational and ESG issues, financial results, cybersecurity and information security, and business outlook and strategy. These updates enable our Board and the committees to discuss enterprise risks with our senior management on a regular basis, including as a part of its annual strategic planning process and annual budget review.

In addition to requiring regular reporting from committees and officers, the Board also receives reports from third-party advisors in order to maintain oversight of risks that could affect us, including our independent auditors, outside counsel, compensation consultants and others. These advisors are consulted on a periodic basis, and as particular issues arise, in order to provide the Board and the committees with the benefit of independent expert advice and insights on specific risk-related matters.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing us and that the Board leadership structure supports this approach.

Nomination Process

The Board has adopted guidelines for the identification, evaluation and nomination of candidates for director. If the NCG Committee wishes to identify new independent director candidates for Board membership, it is authorized to retain and approve fees of third-party search firms to help identify prospective director nominees.  It is the practice of the Board that our Lead Independent Director interviews each Board candidate.

In addition to the minimum qualifications the NCG Committee has established for director nominees, the NCG Committee also considers whether a prospective nominee will foster a diversity of genders, races, backgrounds, skills, perspectives and experiences in the process of its evaluation of each prospective nominee. As part of our commitment to diversity and inclusion, the NCG Committee charter requires that women and minority candidates be included in the initial pool from which the NCG Committee selects prospective candidates.

The NCG Committee also focuses on skills, expertise or background that would complement the existing Board, recognizing that our businesses and operations are diverse and global in nature. While there are no specific minimum qualifications for director nominees, the ideal candidate should (a) exhibit independence, integrity, and qualifications that will increase overall Board effectiveness, and (b) meet other requirements as may be required by applicable rules, such as financial literacy or expertise for audit committee members.

The policy of the NCG Committee is to consider properly submitted stockholder nominations for candidates to serve on the Board. Stockholders who wish to nominate a candidate for election to the Board, including nominations using proxy access, must comply with the procedures set forth in our Bylaws. Refer to “Procedure for Submitting Stockholder Proposals and Director Nominations” for further details.

The NCG Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.  After completing its review and evaluation of director candidates, the NCG Committee recommends to the Board the director nominees for selection.

Stockholder Communications

The Board has approved a Stockholder Communication Policy to provide a process by which stockholders may communicate directly with the Board or one or more of its members. You may contact any of our directors by writing to them using the following methods:

By e-mail:	corporate.secretary@monolithicpower.com
By mail:	Monolithic Power Systems, Inc. Attn: Corporate Secretary 5808 Lake Washington Blvd. NE Kirkland, WA 98033

Any stockholder communications to the Board will first go to the Corporate Secretary, who will log the date of receipt of the communication as well as the identity of the correspondent in our stockholder communications log. The Corporate Secretary will review, summarize and, if appropriate, draft a response to the communication in a timely manner. The Corporate Secretary will then forward copies of the stockholder communication to the Board member(s) (or specific Board member(s) if the communication is so addressed) for review, provided that such correspondence concerns the functions of the Board or its committees, or otherwise requires the attention of the Board or its members.

Attendance at Annual Meetings of Stockholders by the Board of Directors

We do not have a formal policy regarding attendance by members of the Board at our annual meetings of stockholders. In 2023, three Board members attended the Annual Meeting.

Code of Ethics and Business Conduct

We have adopted a Code of Ethics and Business Conduct, which is applicable to our directors and employees, including our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions. The Code of Ethics and Business Conduct is available in the “Investor Relations” section of our website at http://www.monolithicpower.com. We will disclose on our website any amendment to the Code of Ethics and Business Conduct, as well as any waivers of the Code of Ethics and Business Conduct, that are required to be disclosed by the rules of the SEC or NASDAQ.

Policy on Hedging and Other Transactions

We have adopted a policy that prohibits our directors, officers (including our named executive officers), and other employees from engaging in hedging or monetization transactions with respect to our stock that they obtained through our plans or otherwise, without prior approval by our Chief Compliance Officer. We also prohibit our directors and officers (including our named executive officers) from engaging in any short sales of our stock. In addition, our directors and officers are prohibited at all times from holding our stock in a margin account and from pledging our stock as collateral.

Director Voting Policy

The Board has adopted a director voting policy, which can be found in the “Investor Relations – Corporate Governance” section of our website at http://www.monolithicpower.com. The policy establishes that any director nominee who receives more “Withheld” votes than “For” votes in an uncontested election held in an annual meeting of stockholders shall promptly tender his or her resignation. The disinterested directors of the Board will then evaluate the relevant facts and circumstances and make a decision, within 90 days after the election, on whether to accept the tendered resignation. The Board will promptly publicly disclose its decision and, if applicable, the reasons for rejecting the tendered resignation.

Director Time Commitment Policy

In April 2024, the Board adopted a director time commitment policy, which can be found in the “Investor Relations – Corporate Governance” section of our website at http://www.monolithicpower.com. Directors are expected to devote the time and attention necessary to fully discharge their responsibilities as members of the Board and on each committee on which they serve. The policy also sets the following guidelines on public company board seats our directors can serve on:

●	No director may serve on more than five public company boards (including the Board);
●	No director who is an executive officer of a public company may serve on more than two public company boards (including the Board); and
●	No director who is a chair of a public company board may serve on more than three public company boards (including the Board).

The policy is subject to a waiver of such restrictions by a majority of non-affected members of the Board.

2023 Director Compensation

Analysis of 2023 Compensation Elements

For 2023, the Board engaged Radford, an independent compensation consultant, to review our non-employee director compensation. In its analysis, Radford gathered market data relating to the amount and type of compensation paid by our industry peer group for 2023 (see “Named Executive Officer Compensation — Peer Group and Use of Peer Data” for more information on the selection of the peer group). Based on its review of the results of this market review and recommendations by Radford, the Board approved the following compensation program for our non-employee directors for service in 2023:

Fee Description	FY 2023 ($)	FY 2022 ($)	Change
Annual Board retainer fee	75,000	75,000	0%
Lead Independent Director fee	40,000	40,000	0%
Compensation Committee chairperson fee	20,000	20,000	0%
Compensation Committee membership fee (excluding chairperson)	10,000	10,000	0%
NCG Committee chairperson fee	15,000	15,000	0%
NCG Committee membership fee (excluding chairperson)	7,500	7,500	0%
Audit Committee chairperson fee	30,000	30,000	0%
Audit Committee membership fee (excluding chairperson)	15,000	15,000	0%
Restricted stock unit (“RSU”) grant to new directors	220,000	220,000	0%
Annual RSU grant to incumbent directors	220,000	220,000	0%

The initial grant of RSUs to new directors vests as to 50% of the underlying shares of Common Stock on each of the first and second anniversaries of the date of grant. The annual grant of RSUs to incumbent directors vests as to 100% of the underlying shares of Common Stock on the first anniversary of the date of the grant. All awards will become fully vested in the event of a change in control.

All of our non-employee directors are subject to stock ownership guidelines that are described below in “Named Executive Officer Compensation — Compensation Discussion and Analysis — Stock Ownership Guidelines.”

The following table sets forth the total compensation for each non-employee director for services rendered in 2023. Mr. Hsing, who is our employee, does not receive additional compensation for his services as a director. Mr. Hsing’s compensation is reflected in “Named Executive Officer Compensation - 2023 Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Herbert Chang	140,000	220,000	360,000
Eugen Elmiger	100,000	220,000	320,000
Victor K. Lee	105,000	220,000	325,000
Carintia Martinez	82,500	220,000	302,500
James C. Moyer	75,000	220,000	295,000
Eileen Wynne	75,000	220,000	295,000
Jeff Zhou	110,000	220,000	330,000

(1)

Reflects the aggregate grant date fair value of the RSUs granted to each director in 2023, computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718. The grant date fair value was calculated using the closing price of our Common Stock on February 7, 2023, the date of grant for such awards. Assumptions used in the calculation of these amounts are included in Note 1 and Note 7 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 29, 2024 (the “2023 Annual Report”).

The following table summarizes the number of shares of our Common Stock that are subject to unvested RSU awards held by each of the non-employee directors as of December 31, 2023. There were no outstanding stock option awards as of December 31, 2023.

Name	Stock Awards (#)
Herbert Chang	470
Eugen Elmiger	470
Victor K. Lee	470
Carintia Martinez	470
James C. Moyer	470
Eileen Wynne	470
Jeff Zhou	470

CORPORATE SOCIAL RESPONSIBILITY

Since MPS was founded in 1997, one of our core values has been to run a responsible and responsive business for the long term. We believe that positive ESG business practices strengthen our company and foster strong relationships with our stockholders, employees, business partners and communities where we operate. We are committed to making our workforce diverse, our business sustainable and our stakeholders engaged by maintaining strong ESG practices and policies.

ESG Oversight

We believe that effective oversight is essential to ensure our ESG practices and policies are aligned with our business strategy and serve the long-term interests of our stockholders and other stakeholders. Our Board is actively engaged on ESG matters and has the ultimate responsibility on the oversight, management and implementation of our ESG program. In its oversight role, our Board primarily focuses on:

●	Assessing ESG risks and opportunities and the impact of our strategy on our business and operations.
●	Setting measurable and rigorous goals, monitoring progress and reviewing status reports.
●	Establishing management accountability for ESG performance.
●	Reviewing our reporting processes and controls.
●	Overseeing our engagement and communications strategy with our stockholders and other stakeholders.

Our Board has assigned oversight responsibilities of our ESG compliance efforts to its committees, and receives reports and updates from each committee on a quarterly basis:

NCG Committee	Provides oversight of overall strategy, performance and risk assessments related to our ESG program, including environmental and social initiatives, cybersecurity and corporate governance matters.
Compensation Committee	Establishes executive accountability through compensation policies and programs, and oversees human capital management.
Audit Committee	Oversees reporting, internal controls and disclosure requirements pursuant to regulatory standards.

Our ESG Steering Committee is responsible for the day-to-day management of our ESG program and consists of a cross-functional group that includes two senior executives and leaders from Legal and Compliance, Information Technology, Facilities, Operations, Procurement, Quality Assurance, Product Line, Human Resources, Finance, Supply Chain Management, and Environmental, Health and Safety. Under the supervision of the Board committees, the ESG Steering Committee’s primary role is to: (a) manage the execution of our corporate strategy relating to ESG, (b) develop and implement initiatives and policies, (c) drive ESG performance, (d) oversee communications with employees, customers, suppliers, regulators and other stakeholders, and (e) monitor and assess regulatory developments and trends relating to ESG. On a quarterly basis, each Board committee receives updates from the ESG Steering Committee. These updates provide the Board committees with the opportunities to evaluate our ESG priorities, performance against our goals, and regulatory requirements.

ESG Initiative Highlights

For a complete description of our ESG priorities, initiatives and reduction goals, please refer to our Corporate Responsibility Report, which is available on our website at https://www.monolithicpower.com/en/about-mps/investor-relations/esg-report.html. The information contained in our Corporate Responsibility Report and on our website is not intended to be part of this Proxy Statement and is not incorporated by reference into this Proxy Statement.

Environmental Sustainability

Pursuant to our Environmental and Climate Change Policy, we seek to responsibly protect the environment and conserve natural resources by implementing sustainability programs and solutions, engaging partners across our value chain, and setting ambitious goals that we believe will help minimize the environmental impacts from our products and operations.

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Carbon Footprint

In May 2023, the Board set a long-term goal to reduce our Scope 1 and Scope 2 greenhouse gas (“GHG”) emissions by 40% by 2030, against the 2022 baseline of 29,402 metric tons of carbon dioxide equivalent. Our Scope 1 and Scope 2 GHG emissions inventory, which is determined using the operational control approach under the GHG Protocol, covers all global operations and has been verified by an independent GHG data assurance firm. We plan to achieve the 40% reduction target by implementing the following initiatives, among others: (a) powering our operations with renewable electricity, (b) adopting measures to reduce refrigerant emissions in our facilities, primarily in air conditioning and heating systems, and (c) completing other energy-efficient projects.  In 2023, we reduced our Scope 1 and Scope 2 GHG emissions by 8% compared to the 2022 baseline.

In addition, we are developing our value chain outreach plan to assess our Scope 3 emissions baseline and implement reduction goals.

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Renewable Energy

Our goal is to increase renewable energy sources as part of our GHG emissions reduction strategy. We will continue to procure reliable energy supplies, including renewable resources where available, that are cost-effective and align with our business needs and environmental objectives. In May 2023, the Board set a long-term goal to power our global operations with a minimum 75% renewable electricity by 2026.  At the end of 2023, our global operations were powered by 20% renewable electricity.

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Waste

We continue to look for opportunities to minimize waste generation, most of which is produced at our testing facilities. In 2023, 81% of our waste from global operations was recycled or composted. Hazardous waste represents a small fraction of our overall waste, and we are focused on managing our hazardous waste by working closely with our vendors to identify and implement additional recycling programs.

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Product Design

Our products play a critical role in powering data center infrastructure. In our product design, we focus on features that deliver new capabilities while improving performance and energy efficiency. As a result of increasingly intensive computing applications such as artificial intelligence, customers are looking for sustainable solutions that maximize power density in data centers. Using our proprietary power conversion technology, we are developing power modules with higher power density per rack that will decrease the physical footprint on the motherboards. This power density improvement will enable more computing power in less space, which will result in energy savings in data centers.

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Sustainable Operations

As part of our goal to achieve sustainable, energy-efficient operations, we have implemented various green technologies in our facilities, including solar panels and electric vehicle (“EV”) charging stations. Globally, we have installed 33,500 square feet of solar panels, which generated close to 637 MWh of electricity, with 158 metric tons of carbon dioxide equivalent savings in 2023. We have also installed 86 EV charging stations in various locations, available free of charge to employees.

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Environmental Management System

We utilize an Environmental Management System (“EMS”) to achieve our environmental goals by establishing objectives, processes and procedures to minimize negative environmental effects, enhance resource efficiency, comply with regulatory requirements, and promote sustainable practices throughout our value chain. Our EMS is compliant with the ISO 14001 standard.

Social

Through our social initiatives, we aim to give back to our local communities and maintain a workplace that values diverse backgrounds, a healthy and safe environment, innovative thinking and professional growth. In addition, we conduct our business in a manner that respects the rights and dignity of all people, and we expect our business partners to uphold these principles as well.

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Diversity, Equity and Inclusion

Under our Diversity, Equity and Inclusion Policy, our mission is to create an inclusive workplace that supports all employees. We provide unconscious bias trainings for managers and human resources employees administered by independent third parties to ensure that we promote an environment of inclusivity. In our most recent pulse surveys, 90% of our employees said they were valued and treated with respect.

We file our EEO-1 report each year and publish the data publicly. In 2023, women made up approximately 41% of our worldwide workforce. In the U.S., employees belonging to minority groups accounted for 69% of our workforce. We continue to recruit new talent through various university recruitment programs and employment websites focusing on underrepresented minority groups.

As part of our commitment to diversity and inclusion, our NCG Committee charter requires women and minorities to be included in the initial pool of candidates when selecting new director nominees.

●

Training and Development

We encourage our employees to learn, innovate and grow their careers by providing them with access to various learning tools and resources to develop their business skills and knowledge. As part of our efforts to invest in employee growth and development, we launched an online learning management system, Cornerstone, in 2023 that offers a comprehensive library of training courses on topics including business and leadership, career and technical skill development, ethical standards, health and safety, cybersecurity, diversity and inclusion, human rights and compliance.

●

Human Rights

Under our Code of Social Responsibility, we adhere to the standards established in the Universal Declaration of Human Rights and strictly prohibit human trafficking and the use of forced, slave or child labor in any form. We expect our employees and business partners to abide by these principles. Under our Supplier Code of Conduct, which aligns with Responsible Business Alliance’s Code of Conduct, we require our suppliers to maintain sound business ethics and labor practices that are in compliance with applicable laws and regulations. Failure by any of our suppliers to comply with our Supplier Code of Conduct may result in termination of our business relationship with such supplier.

●

Our Communities

We believe in being an active corporate citizen and making a positive impact on communities where we do business. Through the MPS Foundation, we are committed to supporting non-profit organizations that focus on academic research, environmental stewardship, performing arts, healthcare, food banks, youth programs, and educational and career opportunities for underrepresented groups with monetary contributions or investments. In 2023, we contributed $10.9 million to the MPS Foundation, which has donated to organizations including University of Washington, University of Florida, Forterra, Healthier Kids Foundation, Seattle Symphony, and Virginia Mason Foundation.

Governance

Our overall governance framework is designed to promote strong oversight, create Board and management accountability, protect the rights of stockholders, and demonstrate our commitment to transparency, independence and diversity. We believe that strong corporate governance is important for our long-term success and ensures that we manage ESG risks effectively while achieving our sustainability and social priorities.

●

Board Diversity and Refreshment

Our Board consists of members with a wide variety of skills, industry experiences and backgrounds. We believe a diverse, balanced and cohesive Board is critical in facilitating strong oversight, fostering diverse and new perspectives, as well as supporting the achievement of MPS’s long-term objectives. In 2023, after conducting a rigorous search, the Board appointed an additional female Board member, Ms. Eileen Wynne, who brings to the Board a diverse background with more than 20 years of finance, accounting, operational and risk management experience in the semiconductor industry.

Currently, five of our eight directors are ethnically diverse, and two directors are female. In addition, 25% of our directors were first appointed within the past three years.

Stockholder Engagement

During 2023, we continued our practice of proactive stockholder engagement regarding important matters including executive compensation, ESG and governance topics. Our management team, including our Chief Executive Officer, Chief Financial Officer and General Counsel, and our Compensation Committee Chair extended invitations to our largest institutional stockholders and had the opportunity to engage with stockholders representing approximately 50% of our total shares outstanding as of the Record Date. Subsequent to these meetings, our management team, the Board and its committees thoughtfully evaluated information gathered from our engagement process, together with feedback and input from our independent compensation consultant, when making decisions for the next 12 months.

The following table summarizes the changes we have implemented, based on the key issues raised by our stockholders:

What We Heard from Stockholders				How We Responded
ESG	●	We should establish clear commitments to addressing climate risks and setting rigorous sustainability goals, and greater link between executive compensation and achievement of ESG goals.	●

We made significant progress related to our ESG program in 2023. We completed our Scope 1 and Scope 2 GHG emissions inventory and set goals to reduce our GHG emissions by 40% by 2030 and power our operations with at least 75% renewable electricity by 2026.

●

In February 2024, the Compensation Committee established accountability by linking a portion of the executive equity compensation to the achievement of the following environmental goals by 2026:

(1)  Reduce GHG emissions by 25%;

(2)  Generate more than one-third of our automotive revenue from EV automakers; and

(3)  Grow revenue from products enabling EV powertrains and 48V systems to 200% compared to 2023.

Investors would like to implement these additional ESG goals without changes to the revenue-based goal.

Corporate Governance	●	The Board should continue to establish policies and practices that will help promote the Board’s dynamics and effectiveness, evaluate its performance and identify areas of improvement.	●	In 2023, the Board established an advisory board to assist us in various areas of our business and to recommend potential candidates to join the Board over time.
			●	In February 2024, the Board conducted an annual self-assessment of the performance of each individual director, and the performance of the Board and each committee.

			●	In April 2024, the Board adopted a policy regarding director time commitment to ensure that directors devote the time and attention necessary to fully discharge their responsibilities as members of the Board and on each committee on which they serve.

Executive Compensation	●	For equity awards, performance periods of less than three years may fail to sufficiently incentivize long-term thinking among executives.	●	In February 2023, the Compensation Committee extended the performance period of the equity awards granted to our executives from two years to three years.

	●	Our peer group should consist of similar companies by market capitalization.	●

The Compensation Committee evaluated the peer group composition criteria and removed certain semiconductor companies with a market capitalization greater than $100 billion from the peer group for 2024.

	●	Investors disfavor mid-cycle adjustments to performance metrics.	●	The Compensation Committee recognized that the changes in 2023 was a one-time event in order to make the performance conditions more rigorous due to macroeconomic conditions. In general, the Compensation Committee does not make mid-cycle changes but for extraordinary circumstances.

	●	The target opportunity for the short-term incentive program is relatively high compared to peers.	●	With inputs from our independent compensation consultant, the Compensation Committee conducted a comprehensive review of the executive compensation program during our annual review cycle in February 2024 and lowered the target opportunity from 200% to 150% for the 2024 short-term cash incentive plan.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed EY as our independent registered public accounting firm for the year ending December 31, 2024. EY has served as our independent registered public accounting firm since March 2019. Representatives of EY are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions. Although ratification by stockholders is not required by law, the Board has determined that it is desirable to request ratification by the stockholders of this selection. Notwithstanding its selection, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of us and our stockholders. If the stockholders do not ratify the appointment of EY, the Audit Committee may reconsider its selection.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF EY AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2024.

Audit and Other Fees

The following table summarizes the fees for services provided by EY for 2023 and 2022 (in thousands):

	FY 2023 ($)	FY 2022 ($)
Audit fees	2,239	1,825
Audit-related fees	34	-
Tax fees	6	6
Total	2,279	1,831

Audit fees consist of fees billed for professional services rendered for the audit of our annual financial statements and review of the interim financial statements included in our quarterly reports and the audit of our internal control over financial reporting.

Audit fees also include services in connection with foreign statutory and regulatory filings, and audit and accounting matters that arise during, or as a result of, the audit or the review of interim financial statements, including the application of proposed accounting rules, statutory audits required by non-U.S. jurisdictions and the preparation of an annual “management letter” containing observations and discussions on internal control matters.

Audit-related fees represent assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations in connection with attestation services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax fees represent professional services for federal, state and international tax compliance, tax advice and tax planning.

Pre-Approval of Audit and Non-Audit Services

The charter of our Audit Committee requires that the Audit Committee pre-approve all audit and permissible non-audit services provided to us by our independent registered public accounting firm. All such services for 2023 and 2022 were pre-approved by the Audit Committee.

PROPOSAL THREE

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

As required under Section 14A of the Exchange Act, we are asking stockholders to again cast an advisory (non-binding) vote on the following resolution at the Annual Meeting:

RESOLVED, that, on an advisory basis, the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and related narratives and descriptions of this Proxy Statement for the Annual Meeting, is hereby APPROVED.

This advisory vote, commonly known as a “say-on-pay” vote, gives our stockholders the opportunity to express their views about the compensation we paid to our named executive officers, as described in this Proxy Statement.  Before stockholders vote on this proposal, they should review the Compensation Discussion and Analysis in this Proxy Statement and the tabular and narrative disclosure that follows it. We currently conduct say-on-pay votes every year. Therefore, the next say-on-pay vote is expected to occur at the 2025 annual meeting of stockholders.

We are committed to responsible compensation practices and structures. As described more fully in the Compensation Discussion and Analysis section of this Proxy Statement, the primary goal of our executive compensation program is the same as our goal for operating MPS — to create long-term value for our stockholders. To achieve this goal, we have regularly sought out the feedback of our major stockholders over the past several years to hear their suggestions on how we can better achieve our primary compensation goal. After taking their feedback into consideration, we have continued to update our compensation program for our named executive officers, implementing those recommendations of our stockholders that the Compensation Committee believes will help us create long-term value for our stockholders. We believe these annual reviews of our programs, in coordination with our conversations with our stockholders, allow us to motivate and reward our executives for sustained financial and operating performance and leadership excellence, to align their interests with those of our stockholders, and to encourage them to remain with us for long and productive careers.

Stockholders may vote “for” or “against” the resolution or abstain from voting on the resolution.  The affirmative vote of a majority of the shares of stock entitled to vote thereon which are present in person by virtual attendance at the Annual Meeting or represented by proxy at the Annual Meeting is required to approve, on an advisory basis, the compensation of our named executive officers. The result of the say-on-pay vote will not be binding on us, the Board or the Compensation Committee. However, we value the views of the stockholders. The Board and the Compensation Committee will review the results of the vote and expect to take them into consideration in addressing future compensation policies and decisions.

FOR THESE REASONS, THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND RELATED NARRATIVES AND DESCRIPTIONS OF THIS PROXY STATEMENT FOR THE ANNUAL MEETING.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the Record Date, information relating to the beneficial ownership of our Common Stock or securities exercisable for, or exchangeable into, our Common Stock by: (i) each person known by us to be the beneficial owner of more than five percent (5%) of the outstanding shares of our Common Stock, (ii) each director (or nominee), (iii) each of the named executive officers in the 2023 Summary Compensation Table, and (iv) all directors and named executive officers as a group.

Unless otherwise indicated, the address of each beneficial owner listed below is Monolithic Power Systems, Inc. at 5808 Lake Washington Boulevard NE, Kirkland, WA 98033.

Name of Beneficial Owner	Number of Shares Beneficially Owned (#)	Percent of Shares Beneficially Owned (1)

Named Executive Officers and Directors:
Michael Hsing (2)	1,019,034	2.1%
Bernie Blegen (3)	79,573	*
Deming Xiao (4)	197,906	*
Maurice Sciammas (5)	206,952	*
Saria Tseng (6)	191,415	*
Herbert Chang (7)	793	*
Eugen Elmiger (8)	20,530	*
Victor K. Lee (9)	29,884	*
Carintia Martinez (10)	1,595	*
James C. Moyer (11)	49,565	*
Eileen Wynne (12)	235	*
Jeff Zhou (13)	5,921	*
Total (14)	1,803,403	3.7%

5% Stockholders:
The Vanguard Group (15)	5,464,066	11.2%
BlackRock, Inc. (16)	5,236,453	10.8%
FMR LLC (17)	2,528,118	5.2%

*	Represents beneficial ownership of less than 1%.

(1)

Based on 48,666,000 shares of our Common Stock outstanding as of the Record Date. Beneficial ownership is determined in accordance with SEC rules. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, RSUs held by that person that are subject to release within 60 days of the Record Date are considered to be outstanding and beneficially owned by such person. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)

Includes (i) 866,119 shares held of record by Michael Hsing, (ii) 133,040 shares held of record by Michael Hsing, Trustee of the Michael Hsing 2004 Trust, (iii) 12,825 shares held of record by Michael Hsing, Trustee of the ZH Family Trust, and (iv) 7,050 shares underlying RSUs scheduled to release within 60 days of the Record Date.

(3)

Includes (i) 67,483 shares held of record by Bernie Blegen, (ii) 5,331 shares held of record by Bernie Blegen and Judy Blegen, Co-Trustees of the Trust FBO Sarah Blegen, (iii) 5,331 shares held of record by Bernie Blegen and Judy Blegen, Co-Trustees of the Trust FBO Theodore Blegen, and (iv) 1,428 shares underlying RSUs scheduled to release within 60 days of the Record Date.

(4)

Includes (i) 191,891 shares held of record by Deming Xiao, (ii) 455 shares owned by Julia Chu, Mr. Xiao’s wife, (iii) 3,391 shares held in the Christopher Xiao Trust, and (iv) 2,169 shares underlying RSUs scheduled to release within 60 days of the Record Date.

(5)

Includes (i) 88,553 shares held of record by Maurice Sciammas, (ii) 23,015 shares held of record by Maurice Sciammas and Christina Sciammas, Co-Trustees of the Sciammas Family Living Trust, (iii) 15,014 shares held of record by Maurice Sciammas, Trustee of the Grantor Retained Annuity Trusts FBO of Oski Crew, (iv) 15,014 shares held of record by Christina Sciammas, Trustee of the Grantor Retained Annuity Trusts FBO of Oski Crew, (v) 26,992 shares held of record by Maurice Sciammas and Christina Sciammas, Co-Trustees of the Sciammas Family Trust, (vi) 5,000 shares held of record by Maurice Sciammas, Trustee of the Clement Sciammas Family Trust, (vii) 31,195 shares held of record by Maurice Sciammas and/or Christina Sciammas, trustees of various other trusts, none of which holds more than 5,000 shares individually, and (viii) 2,169 shares underlying RSUs scheduled to release within 60 days of the Record Date.

(6)	Includes (i) 189,246 shares held of record by Saria Tseng, and (ii) 2,169 shares underlying RSUs scheduled to release within 60 days of the Record Date.

(7)	Includes 793 shares held of record by Herbert Chang.

(8)	Includes 20,530 shares held of record by Eugen Elmiger.

(9)	Includes 29,884 shares held of record by Victor K. Lee.

(10)	Includes 1,595 shares held of record by Carintia Martinez.

(11)

Includes (i) 3,450 shares held of record by James C. Moyer, Trustee of the Moyer Family Revocable Trust, (ii) 33,731 shares held of record by James C. Moyer, Trustee of the JCM Management Trust, (iii) 8,384 shares held in a joint tenancy with rights of survivorship account, and (iv) 4,000 shares held in a trust.

(12)	Includes 235 shares held of record by Eileen Wynne.

(13)	Includes 5,921 shares held of record by Jeff Zhou.

(14)	As a group, includes 14,985 shares underlying RSUs scheduled to release within 60 days of the Record Date.

(15)

Pursuant to a Schedule 13G/A filed with the SEC on February 13, 2024, the Vanguard Group beneficially owns 5,464,066 shares, and has shared voting power over 61,891 shares, sole dispositive power over 5,262,405 shares and shared dispositive power over 201,661 shares. The Vanguard Group lists its address as 100 Vanguard Blvd., Malvern, PA 19355.

(16)

Pursuant to a Schedule 13G/A filed with the SEC on January 24, 2024, BlackRock, Inc. beneficially owns 5,236,453 shares, and has sole voting power over 4,925,306 shares and sole dispositive power over 5,236,453 shares. BlackRock, Inc. lists its address as 50 Hudson Yards, New York, NY 10001.

(17)

Pursuant to a Schedule 13G filed with the SEC on February 9, 2024, FMR LLC beneficially owns 2,528,118 shares, and has sole voting power over 2,416,006 shares and sole dispositive power over 2,528,118 shares. FMR LLC lists its address as 245 Summer Street, Boston, Massachusetts 02210.

Certain Relationships and Related Transactions

We have a written policy on related party transactions, as defined in our Code of Ethics and Business Conduct and the Audit Committee Charter. In accordance with our Code of Ethics and Business Conduct, it is the responsibility of our employees and directors to disclose any significant financial interest in a transaction between us and a third party, including an indirect interest, through, for example, a relative or significant other. It is also the responsibility of our Audit Committee, as described in the Audit Committee Charter, to review on an ongoing basis all related party transactions and approve these transactions before they are entered into.

In 2020, we made a CHF 3,000,000 equity investment (or $3,300,000 on the acquisition date) in a privately held Swiss company (the “Investee”) specializing in mobile robotics for industrial applications. The investment represented a 5% equity interest in the Investee on a fully diluted basis. In 2022, we made a CHF 2,000,000 investment (or $2,100,000 on the acquisition date) in a convertible loan that would convert into additional shares of the Investee. Mr. Elmiger is an executive officer of a company that has a commercial relationship with the Investee, and Mr. Hsing had personally invested CHF 2,700,000 in the Investee. In addition, Mr. Hsing served on the Investee’s board of directors. In 2023, we sold all our investments in the Investee for $7.4 million and recorded a gain of $1.4 million. Subsequent to the sale, we no longer have any business or financial relationships with the Investee.

NAMED EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our compensation philosophy and programs, compensation decisions made under those programs, and factors considered in making these decisions for our “named executive officers” (“NEOs”) who, for 2023, were:

●	Michael Hsing, Chairman of the Board, President and Chief Executive Officer;

●	Bernie Blegen, Executive Vice President, Chief Financial Officer;

●	Deming Xiao, Executive Vice President, Global Operations;

●	Maurice Sciammas, Executive Vice President, Worldwide Sales and Marketing; and

●	Saria Tseng, Executive Vice President, Strategic Corporate Development, General Counsel and Corporate Secretary.

For further information regarding each NEO’s professional background, please refer to “Information About Executive Officers” under Item 1 of our 2023 Annual Report.

Executive Summary

Financial and Business Performance Highlights:

The Compensation Committee has focused our executives on accountability in revenue, operating income and earnings, as well as maximizing stockholder return through the structure of our executive compensation program. In 2023, despite the continued global economic uncertainty, MPS achieved record revenue of $1.8 billion. This was our 12th consecutive year of revenue growth.

Our revenue grew 1.5% from the prior year, compared with the analog industry’s 9% decrease reported by the Semiconductor Industry Association (“SIA”). Our financial results are summarized as follows (in millions, except per-share amounts and percentages):

	GAAP			Non-GAAP (1)
	FY 2023 ($)	FY 2022 ($)	Change	FY 2023 ($)	FY 2022 ($)	Change
Revenue	1,821.1	1,794.1	1.5%	1,821.1	1,794.1	1.5%
Operating income	481.7	526.8	(8.6)%	641.1	680.9	(5.8)%
Net income	427.4	437.7	(2.4)%	574.6	599.9	(4.2)%
Diluted EPS	8.76	9.05	(3.2)%	11.78	12.41	(5.1)%

(1)	The reconciliation of the GAAP financial measures to the non-GAAP financial measures and related disclosures are provided in Annexure A.

In 2023, we continued to execute our long-term strategy by bringing innovative new products to market, expanding design wins across our broad base of customers and diversifying our operations, some of which are highlighted below:

●	Our integrated power management solutions for artificial intelligence enabled our customers to unlock previously untapped opportunities for innovation and growth.

●	We created new automotive content, powering the ramp of autonomous driving, the digital cockpit and lighting systems for both conventional and electric vehicles.

●	We continued to diversify our global research and development footprint with further expansion of our engineering centers in Europe and Taiwan.

●	We continued to diversify our global manufacturing footprint with the qualification of multiple new fabs and packaging partners in Taiwan, Singapore and Malaysia.

Cash Dividends and Stock Repurchases:

Due to our continued strong performance, we have increased the amount of our dividends paid to stockholders over the last few years. The following table summarizes our cash dividend payments to our stockholders in the past three years (in thousands, except per-share amounts):

	FY 2023 ($)	FY 2022 ($)	FY 2021 ($)
Dividend per share	4.00	3.00	2.40
Total cash dividend payments	190,642	140,337	110,206

In February 2024, the Board approved an increase in our quarterly cash dividends to $1.25 per share.

In October 2023, the Board approved a stock repurchase program authorizing us to repurchase up to $640 million in the aggregate of our Common Stock through October 2026. We repurchased approximately 7,000 shares of our Common Stock for an aggregate purchase price of $3.7 million in 2023.

Total Stockholder Return (“TSR”):

Our one-year and three-year TSR outperformed our peer group, the PHLX Semiconductor Sector Index (the “PHLX Index”) and the S&P 500 Index:

(1)	Represents our 2023 peer group approved by the Compensation Committee. See “Peer Group and Use of Peer Data” for further discussion.

Market Capitalization:

Our strong financial performance in the past several years has translated to a significant increase in our market capitalization, surpassing $30 billion for the first time in 2023. The following chart illustrates Mr. Hsing’s compensation (as reported in the 2023 Summary Compensation Table) compared to our market capitalization in the past three years:

Compensation Philosophy:

The primary objective in designing our compensation program for our NEOs is the same as the primary objective for operating MPS — to create long-term value for our stockholders. To achieve this goal, we have designed and implemented our compensation programs for our NEOs to:

●	Motivate and reward them for sustained financial and operating performance and leadership excellence;

●	Align their interests with those of our stockholders;

●	Encourage our NEOs to focus on achieving both short-term goals as well as long-term goals; and

●	Encourage our NEOs to remain with us for long and productive careers.

Each one of our executive compensation elements fulfills one or more of our performance, alignment and retention objectives. These elements primarily consist of salary, long-term equity awards and short-term cash incentive compensation, as well as severance benefits and broad-based employee benefits. In deciding on the type and amount of compensation for each executive, we focus on both current pay and the opportunity for future compensation. We believe that maintaining a balance of short-term and long-term compensation elements encourages decision-making that optimizes short-term results and, at the same time, advances our long-term goals. We combine the compensation elements for each NEO in a manner we believe optimizes the executive’s overall contribution to us and our stockholders.

Our Compensation Practices Are Built on Stockholder Feedback and Requests:

At the 2023 Annual Meeting of Stockholders, we received approximately 57% advisory approval of our NEOs’ compensation. At the 2022 Annual Meeting of Stockholders, we received approximately 72% advisory approval of our NEOs’ compensation. At the 2021 Annual Meeting of Stockholders, we received approximately 88% advisory approval of our NEOs’ compensation. While these say-on-pay votes are only advisory and not binding on us, the Compensation Committee discusses the vote results each year with our independent compensation consultant and the Board.

Our management team continued the practice of reaching out to our most significant stockholders from time to time to discuss how those stockholders view our executive compensation program, and what kind of changes they would like to see implemented in future years. Many of our stockholders were pleased with our strong financial performance and execution, as well as the progress we have made on our ESG program which demonstrates our commitment to environmental issues. Based on the most recent feedback we have received from our stockholders, the Compensation Committee made the following significant changes to the executive compensation program:

●	Performance Period. We extended the performance period of the 2023 equity compensation program from two years to three years.

●	Peer Group. We removed certain semiconductor companies with a market capitalization greater than $100 billion from our peer group starting in 2024.

●

Mid-Cycle Changes to Performance Metrics. The Compensation Committee recognized that the changes in 2023 was a one-time event in order to make the performance conditions more rigorous due to macroeconomic conditions. In general, the Compensation Committee does not make mid-cycle changes but for extraordinary circumstances.

●

Decrease in Target Opportunity.  The Compensation Committee conducted a comprehensive analysis of the executive compensation program during our annual review cycle in February 2024 and lowered the target opportunity from 200% to 150% for the 2024 short-term cash incentive plan.

See “Stockholder Engagement” for further discussion.

In the past several years, we have continued to improve our executive compensation policies and programs, incorporating the suggestions of our stockholders. We believe these improvements, as highlighted below, have supported our financial and strategic successes in the last several years.

1.	A significant portion of our NEOs’ payout opportunity is at risk, which clearly demonstrates the direct link between pay and performance.

Our success is built on a strong pay-for-performance culture within our entire organization, including among our rank-and-file employees in addition to our CEO and other NEOs. The Compensation Committee believes that a performance-based compensation program based on a small guaranteed pay and a significant upside for our executives and employees provides strong incentives that will generate more robust returns to our stockholders than more traditional compensation packages.

For 2023, a small portion of the total compensation packages for the NEOs was a guaranteed component, consisting of base salary that was among the lowest in the semiconductor industry. The remaining target compensation, consisting of short-term cash incentives and long-term equity incentive awards, is at risk and directly linked to performance, as outlined in the graphs below:

In order to earn the maximum payout for the at-risk awards, the NEOs must exceed targeted performance. In 2023, the total compensation for the NEOs were significantly lower (by as much as 33%) compared to the prior year primarily because the maximum non-GAAP operating income goals were not achieved under the short-term incentive plan, which resulted in a payout that was well below the maximum payout opportunity. See “Analysis of 2023 Compensation Elements” for further discussion.

We believe this pay structure is a more responsible approach because it focuses on performance and accountability. In the years when the NEOs earned the maximum payout, we also achieved significant business growth and outperformed the market and our peers. In the years when we did not meet the rigorous performance goals, the NEOs were not able to earn the maximum payout. This compensation philosophy fully demonstrates a direct correlation between performance and pay.

2.	Commitment to short-term cash incentives and long-term equity awards using different performance metrics, and alignment of executive compensation with the interests of our stockholders.

Our stockholders expressed a preference for the use of different performance metrics across our plans. In determining performance metrics, our Compensation Committee selected those that have a greater connection to financial and stock performance. Therefore, we use non-GAAP operating income for our short-term cash incentive plan, and, to balance that metric, a mix of revenue and operating goals for our long-term performance equity incentive plan. By using a non-GAAP operating income metric in our short-term incentive plan and various performance metrics in our long-term incentive plan, we can reward our executives for achieving our short-term financial objectives while at the same time planning for long-term growth, without encouraging excessive risk taking.

In 2023, 100% of the annual cash incentives earned by the NEOs continued to be tied to specific, pre-established non-GAAP operating income metrics, and 100% of the total equity awards (in the form of performance-based restricted stock units) granted to our NEOs were tied to the following performance conditions: (a) achievement of an average revenue growth rate as measured against the analog industry’s average revenue growth rate over a three-year performance period, and (b) securing additional manufacturing capacity outside of China to support our long-term supply chain strategy over a three-year performance period. No equity awards were granted to the NEOs that vest solely based on continued service.

The following graph shows the three-year history of our performance in revenue, GAAP operating income and non-GAAP operating income, which demonstrates a balance of our overall financial health, compared to our CEO’s total compensation (as reported in the 2023 Summary Compensation Table).

______________

(1)	The reconciliation of the GAAP operating income to the non-GAAP operating income and related disclosures are provided in Annexure A.

We believe our cumulative TSR performance over the past ten years, as illustrated below, demonstrate the effectiveness of our performance-based compensation program in motivating our NEOs to build a sustainable business model and to focus on long-term value creation for our stockholders.

3.	Capping payouts under our non-equity incentive plans.

Our Compensation Committee has capped maximum cash payouts under our annual non-equity incentive plans at 400% of target for all of the NEOs.

4.	Clawback policy.

In October 2023, the Board adopted the Compensation Recoupment Policy to comply with Section 10D of the Exchange Act and the NASDAQ listing standards as mandated by the Dodd-Frank Act. The policy provides for the recovery, in the event of a required accounting restatement, of certain variable incentive-based cash and equity compensation received by current or former executive officers (within the meaning of Rule 16a-1(f) under the Exchange Act, and including our NEOs) that is based on erroneously reported financial information during a three-year recovery period preceding a financial restatement, subject to limited exceptions, to the extent that such payments exceed the amount of performance-based incentive compensation that would have been received by such executive officers during such period had they been determined based on the relevant restated amounts. The recovery of incentive-based compensation is required regardless of whether the executive officer engaged in any misconduct or was at fault for the restatement. A copy of the policy is filed as Exhibit 97.1 to our 2023 Annual Report.

5.	Stock ownership guidelines.

We have significant stock ownership guidelines for our NEOs and directors, requiring ownership levels by our officers of two to five times their base salary, and by our directors of three times their annual retainer.

6.	Tax gross-ups.

Since 2008, we have not adopted any new employment agreements (or modified any existing employment agreements) to provide for tax gross-ups to our officers.

7.	Responsible share ownership.

We have a policy prohibiting our directors, officers (including our NEOs), and other employees from engaging in certain hedging and monetization transactions with respect to our stock that they hold without prior approval by our Chief Compliance Officer. The policy also prohibits our directors and officers (including our NEOs) from engaging in any short sales of our stock. In addition, our directors and officers are prohibited at all times from holding our stock in a margin account and from pledging our stock as collateral.

We routinely engage with our stockholders to exchange ideas on our existing executive compensation programs and potential future programs. We listen to their feedback and carefully consider it. Our engagement with stockholders does not begin and end with the say-on-pay vote – that vote is just one part of a larger dialogue and partnership we have with our investors.

The Roles of the Compensation Committee and Our Officers in Setting Compensation

The Compensation Committee, which is comprised solely of independent directors, has primary responsibility for overseeing the design, development and implementation of the compensation program for our CEO and other NEOs. The Compensation Committee Charter, which is available in the “Investor Relations” section of our website at http://www.monolithicpower.com, was originally adopted in 2007, and is updated periodically. Pursuant to the Compensation Committee Charter, the Compensation Committee reviews and approves the compensation arrangements for our NEOs, including the CEO, and administers our equity compensation plans. The Compensation Committee meets at least once a quarter.  In 2023, the Compensation Committee met four times.

The Compensation Committee reviews the performance of each officer taking into account the evaluations provided by the CEO for all officers other than himself. The Compensation Committee makes the final determination of performance achievement for each officer. The CEO, Chief Financial Officer and General Counsel present information to the Compensation Committee as requested from time to time, including financial results, future budget information, business operations and legal developments. The Compensation Committee regularly meets in closed sessions without the CEO or other management personnel present. Our officers also provide information to the Compensation Committee’s independent compensation consultant, if requested to do so, to help the consultant perform its duties for the Compensation Committee. Our officers are responsible for implementing the decisions made by the Compensation Committee.

Independent Compensation Consultant

In 2023, the Compensation Committee again engaged Radford as the independent compensation consultant with respect to our non-employee director and executive compensation programs. Radford did not perform any other work for us. In 2023, the Compensation Committee assessed the independence of Radford pursuant to SEC rules and concluded that no conflict of interest exists that would prevent them from serving as independent consultant to the Compensation Committee.

In 2023, the Compensation Committee requested and received the following services from Radford: (1) updates on evolving compensation trends, (2) recommendations for additions or deletions to the peer group used for 2023, (3) compensation data for officers and directors (gathered from public filings for our peers and broader surveys), and (4) general advice on analyzing and responding to stockholder feedback on our compensation programs.

Peer Group and Use of Peer Data

In February 2023, the Compensation Committee reviewed recommendations made by our independent compensation consultant and selected a peer group of companies in the semiconductor and similar industries with revenue approximately ranging from 50% to 300% of our revenue for the most recent four quarters. In addition, the Compensation Committee selected large cap semiconductor companies that have a similar growth profile and are the key competitors for talent, and companies in the semiconductor and electronic component industries based on the recommendation by Institutional Shareholder Services, Inc., a proxy advisory firm.

The 2023 peer group consisted of the following companies, which did not change from 2022:

Advanced Micro Devices, Inc.	Micron Technology, Inc.	Silicon Laboratories, Inc.
Ambarella, Inc.	NVIDIA Corporation	Skyworks Solutions, Inc.
Analog Devices, Inc.	ON Semiconductor Corporation	Synaptics Incorporated
Applied Materials, Inc.	Power Integrations, Inc.	Teradyne, Inc.
Cirrus Logic, Inc.	Qorvo, Inc.	Texas Instruments Incorporated
Coherent, Inc.	Rambus Inc.	Universal Display Corporation
MKS Instruments, Inc.	Semtech Corporation	Wolfspeed, Inc.

In February 2024, based on the feedback received from our stockholders, the Compensation Committee removed the following semiconductor companies with market capitalization greater than $100 billion from our peer group: Advanced Micro Devices, Inc., Applied Materials, Inc. and NVIDIA Corporation.

NEO Compensation Components

The table below summarizes the core elements, objectives and key features of our 2023 compensation program for our NEOs:

Compensation Components	Objectives		Key Features
Base salary	Designed to reward individual effort associated with job-related duties and to attract and retain talented executive officers.	●	Paid in cash.
		●	Reviewed annually.
Short-term cash incentive compensation	Designed to encourage outstanding company performance by motivating the NEOs to achieve short-term financial goals.	●	Paid in cash.
		●	Reviewed annually.
		●	100% of the compensation is subject to financial performance goals.
		●	Payouts capped at 400% of target.
		●	Subject to clawback policy.
Long-term equity incentive compensation	Designed to align the interests of our NEOs with the interests of our stockholders by focusing on our long-term financial and business performance.	●	Reviewed annually.
		●	100% of the awards is subject to revenue and operational goals.
		●	Maximum payouts at 500% of target.
		●	Subject to clawback policy.
Dividend equivalents	Designed to treat equity award holders equally with stockholders under our dividend program.	●	Paid in cash.
		●	Equal to the dividend declared and paid on a share of Common Stock.
		●	Accumulate during the vesting period of the underlying equity awards.
		●	Subject to forfeiture if the underlying equity awards do not vest.

Analysis of 2023 Compensation Elements

Base Salaries:

We provide base salary for our NEOs’ day-to-day duties, and seek to set base salaries at levels that will retain talented executive officers. The Compensation Committee considers peer data as one key factor in reviewing base salary each year. The Compensation Committee also considers each individual executive’s role and the scope of his or her responsibilities, the executive’s experience, his or her tenure with us, and size of recent salary changes. For 2023, the Compensation Committee considered all of these factors and approved the following salaries for our NEOs:

Name	FY 2023 ($)	FY 2022 ($)	Change
Michael Hsing	831,600	756,000	10%
Bernie Blegen	404,300	367,500	10%
Deming Xiao	438,900	399,000	10%
Maurice Sciammas	438,900	399,000	10%
Saria Tseng	438,900	399,000	10%

In 2023, the Compensation Committee approved an increase in base salaries for our NEOs to account for inflation adjustments and better align the amounts with the pay practices of our peer group.

Short-Term Cash Incentive Compensation:

We provide a short-term cash incentive opportunity to each of our NEOs to encourage them to achieve our corporate short-term operating income goals. The Compensation Committee used non-GAAP operating income as the sole corporate performance metric for determining the short-term cash incentive (or bonus) compensation. The Compensation Committee believed that non-GAAP operating income would best reflect our short-term performance. See Annexure A for a reconciliation of the GAAP operating income to the non-GAAP operating income used in the short-term cash incentive plan.

100% of the short-term cash incentives were tied to a specific, pre-established non-GAAP operating income metric for all the NEOs. The target bonus for each NEO was 200% of his or her annual base salary. For 2023, our non-GAAP operating income target was $660.3 million as established in the annual operating plan approved by the Board. Achievement of 120% or more of the non-GAAP operating income target would result in a maximum 400% payout of the target bonus for each NEO, achievement of 100% of the non-GAAP operating income target would result in a 100% target bonus payout, and performance below 80% of the non-GAAP operating income target would result in no bonus payout. For performance between the minimum, target and maximum levels, the percentage of payout would be determined based on linear interpolation.

For 2023, we achieved non-GAAP operating income of $648.0 million (see Annexure A), which resulted in a payout of 90.7% of the target bonus for each NEO. The following table summarizes the 2023 bonus payout approved by the Compensation Committee for each of our NEOs:

	Bonus Amount
Name	Minimum ($)	Target ($)	Maximum ($)	Earned ($)
Michael Hsing	-	1,663,200	6,652,800	1,508,805
Bernie Blegen	-	808,600	3,234,400	733,537
Deming Xiao	-	877,800	3,511,200	796,314
Maurice Sciammas	-	877,800	3,511,200	796,314
Saria Tseng	-	877,800	3,511,200	796,314

Long-Term Equity Incentive Compensation:

We provide long-term equity compensation awards to reward and retain our valued executives, and to encourage our executives to focus on achieving long-term development goals for the future.

In determining the number of shares subject to long-term equity compensation awards granted to each of the NEOs, the Compensation Committee establishes a value of such awards, which represents a multiple of each NEO’s target cash compensation. The Compensation Committee believes these multiples properly reflect the relative position and responsibility of each NEO as well as the officer’s ability to develop the vision for the future of MPS, drive the strategy to obtain such vision, and effect certain cost savings for us.

We have regularly engaged with our stockholders for their opinions in setting performance metrics. The Compensation Committee believes that the NEOs’ long-term incentive compensation should be in the form of equity and 100% of the equity awards granted to our NEOs in 2023 should vest based on the achievement of performance-based criteria. No equity awards were granted to our NEOs in 2023 that would vest solely based on continued service.

A Balanced Approach to Our Equity Compensation Program

The Compensation Committee is committed to establishing a balanced equity compensation program with different performance objectives and a long-term performance period. When designing the annual executive equity compensation program, the Compensation Committee is guided by the following three key principles that promote the best interests of both MPS and its stockholders:

●	There is appropriate pay-for-performance alignment.
●	The performance goals must be rigorous.
●	The program requires substantial stockholder value creation.

In February 2023, the Compensation Committee granted performance-based RSUs (“PSUs”) to each NEO that are subject to the achievement of two performance conditions: (i) our revenue growth rate compared against the analog industry during a three-year (2023 to 2025) performance period and (ii) increase in our manufacturing capacity outside of China to support our supply chain strategy over the same three-year period. The following table summarizes the number of shares subject to the 2023 PSUs that can be earned by the NEOs at the minimum, target and maximum performance levels, subject to the criteria described below. The number of shares earned will be linearly interpolated for actual achievement between the minimum, target and maximum performance levels.

	Number of Shares			Maximum Earn-Out Components
Name	Minimum (#)	Target (#)	Maximum (#)	Revenue Goal (#)	Manufacturing Diversification Goal (#)
Michael Hsing	-	27,365	136,825	82,095	54,730
Bernie Blegen	-	7,749	38,745	23,247	15,498
Deming Xiao	-	11,434	57,170	34,302	22,868
Maurice Sciammas	-	11,434	57,170	34,302	22,868
Saria Tseng	-	11,434	57,170	34,302	22,868

The PSUs contained a purchase price feature, which required the NEOs to pay MPS $30 per share upon vesting of the shares. The target number of shares granted to each NEO was determined based on the target compensation value for such PSUs, divided by our closing stock price on the date of grant less the purchase price. This $30 purchase price requirement would be deemed satisfied and waived if the closing stock price on the last trading day of the performance period is $30 higher than the closing stock price on the date of grant.

First Performance Condition - Revenue Goal

For 2023, the number of PSUs that can ultimately be earned at the end of the three-year performance period on December 31, 2025, is based on MPS’s average three-year (2023 to 2025) revenue growth rate as measured against the average three-year revenue growth rate for the analog industry published by the SIA. Taking into account of the semiconductor industry’s cyclical nature and stockholders’ feedback, the Compensation Committee determined that three years is the most optimal performance period for the revenue-based PSU awards. A revenue-based performance period that is longer than three years makes it impractical for the Compensation Committee to determine appropriate performance goals due to the volatility from macroeconomic and industry-specific conditions.

In selecting the minimum, target and maximum performance levels, the Compensation Committee carefully considered our historical and projected performance and the fundamentals of the analog industry at that time. The Compensation Committee took into account SIA’s projections for the anticipated revenue growth in the analog industry for the three-year performance period. Instead of benchmarking against the broad semiconductor sector, the Compensation Committee elected to focus solely on the analog industry in setting the performance objectives, which are measured against our closest and most relevant peers within the semiconductor sector. In addition, the Compensation Committee chose the revenue projections reported by SIA as the baseline because the SIA report is well-respected in the semiconductor industry and used by Wall Street financial analysts in preparing their analyses, forecasts and recommendations.

The performance criteria and the minimum, target and maximum levels of the PSUs that can be earned were as follows:

MPS’s Average Three-Year Revenue Growth Rate Exceeds the Analog Industry by	PSU Earn-Out
Less than 3%	0%
3%	50% of Target
5%	100% of Target
15% and above	300% of Target

Second Performance Condition – Manufacturing Diversification Goal

A significant portion of our wafer, assembly, testing and packaging capacity has historically come from foundry partners and suppliers located in China. In recent years, we faced increasing supply chain risks of conducting business in China due to a number of external factors, including trade tensions between the U.S and China, geopolitical unrest, human right issues, and business disruptions as a result of natural disasters or pandemics. Many of our key stakeholders have focused on our supply chain and wanted to understand how we plan to manage these business risks. For example, in our quarterly earnings webinars, several of our analysts asked us to provide updates:

Analyst A:

“Could you just give us an update on the manufacturing footprint-- both from a capacity perspective, but more importantly about diversification? You talked about you're looking at all sorts of regions to partner with some new manufacturing partners. So both capacity, but then also from a geographical perspective, perhaps, an update?” (May 2, 2022)

Analyst B:

“A majority of your wafer supply is still in China, plus you've got your big Chengdu backend facility. How concerned are you with trying to de-risk supply chain as we keep watching headlines with the U.S. government trying to tighten restrictions in China? And maybe as part of that, if you could talk give a sense maybe of timing and capacity plans there?” (August 1, 2022)

Analyst C:

“You are working to move the operations and the manufacturing footprint and other pieces outside of China to, in the long term, more sort of aligning with your TAM and revenue mix for the really, really long-term in the company. And you've been very clear about those plans. But there's been some more reports of some customers that want to very quickly use product sources outside of China. Are you already sourcing outside of China to support many of your global customers?” (October 27, 2022)

Our priority is to diversify our global manufacturing footprint to other regions in Asia and build a resilient, cost-effective supply chain strategy that can adapt to dynamic and challenging market conditions with minimal business disruptions, while maintaining competitive advantages. In support of this initiative, the Compensation Committee approved a second performance metric in February 2023 that requires us to secure additional manufacturing capacity outside of China over a three-year (2023 to 2025) performance period. In setting this performance condition, the Compensation Committee believed that the goal should be rigorous and impactful, align with our overall long-term business plan, and create positive values to our customers.

The minimum, target and maximum levels of the PSUs that can be earned is determined based upon an increase of our total manufacturing capacity outside of China that can support up to $1.2 billion of annual revenue for North America and EMEA before December 31, 2025, as set forth below:

Percentage of Capacity to Support $1.2 Billion of Annual Revenue for North America and EMEA	PSU Earn-Out
Less than 70%	0% of Target
70%	50% of Target
80%	100% of Target
100% or more	200% of Target

The performance period for both the first performance condition and the second performance condition is three years (2023 to 2025). If the performance metrics are achieved, the PSUs will vest on December 31, 2025, subject to continued employment through such date. The NEOs will be required to pay MPS $30 per share upon vesting of the shares, unless the stock price target as described above is achieved.

Dividend Equivalents

In connection with our quarterly cash dividend program, all outstanding and unvested time and performance-based full value stock awards granted to employees, including the NEOs, have the right to receive dividend equivalents in order to maintain the economic alignment between the value of such awards and the value of a share of our Common Stock. The dividend equivalents are accumulated during the vesting periods of the shares underlying such awards and are paid in cash to employees only if and when the underlying shares vest. Dividend equivalents accrued on the underlying shares are forfeited if the employees do not fulfill their service requirement during the vesting periods. Dividend equivalents paid to the NEOs in 2023 are included in “2023 Option Exercises and Stock Vested” below.

Certifications of Achievement of Prior Performance-Based Awards

As previously disclosed in our proxy statement for the 2022 Annual Meeting of Stockholders, the Compensation Committee granted each NEO a PSU award in February 2021 (the “2021 PSUs”) that could be earned based on the achievement of three environmental goals during a three-year performance period. The maximum earn-out was 100% of the target grant. The actual results, as approved by the Compensation Committee in May 2023, were as follows:

Achievement of Environmental Goals			PSU Earned
Goal #1	●	Established Board oversight to ensure our ESG practices and policies are aligned with our Environmental and Climate Change Policy, long-term business strategy, and external requirements and expectations.	25% of Target
	●	Defined the scope of our environmental projects for our global operations in accordance with GHG Protocol, an internationally accepted carbon accounting standard.
	●	Developed measurable milestones designed to ensure that our goals could be achieved within the performance period set by the Compensation Committee, and within a budget that would not cause a significant burden to our financial resources and operations.
	●	Engaged sustainability consultants to help us better understand the key environmental priorities for the semiconductor industry and other key stakeholders.
	●	Conducted initial analyses and identified gaps in our GHG emissions, waste management and product efficiency, which helped us prioritize areas of focus and design an effective project plan.
	●	Invested in additional staff with substantial expertise, both academically and professionally, who understands relevant regulatory requirements and best practices, and can manage the complex technical issues.
Goal #2	●

Formed an ESG Steering Committee consisting of a team of two senior executives in charge of compliance and operations, cross-functional managers and personnel to establish our missions and sustainability policies, and to supervise the management and execution of our ESG initiatives.

25% of Target
	●	Collected, analyzed and reconciled baseline data that was far more complex than what we had reviewed and compiled in previous years, including a thorough review of our Scope 1 and Scope 2 data sources such as refrigerants, natural gas heating, generators, electricity and fuel covering global facilities, which include testing facilities, design centers, EMC labs and offices.
	●	Improved the quality of records and documentation using a third-party software platform, so that we could accurately and timely report our data in accordance with global frameworks such as the Sustainability Accounting Standards Board and the Task Force on Climate-Related Financial Disclosures.
	●	Completed an assessment of our waste handling procedures and evaluated the energy efficiency of our solutions used in data centers.
	●	Established the credibility of our emissions data by working with a third-party firm specializing in auditing GHG emissions data, and received assurance on the accuracy and completeness of our emissions data in accordance with GHG Protocol.
Goal #3	●	Developed GHG reduction target proposals that we believe are reasonable, rigorous and measurable by conducting an in-depth analysis of: (a) various reduction measures including investments in new equipment and procedures for refrigerant reductions, renewable energy credits, green tariffs and solar panels, as well as the economic benefits of implementing these measures in each country where we have significant operations, (b) our long-term business expansion plan, as well as refrigerant, fuel and electricity usage projections for our facilities, and (c) our long-term financial model designed to achieve the proposed reduction goals.	50% of Target
	●	Conducted peer benchmarking analyses and studied the scope of our peers’ environmental initiatives, their assumptions and methodologies, targets and timelines for reducing GHG emissions and adopting renewable energy, and their performance against their goals, so we could align with best practices within the semiconductor industry.
	●	Evaluated the different GHG emissions reduction proposals with our management team, assessed the overall rigor of the reduction goals and the reasonableness of key assumptions used in our financial model, conducted cost analyses of the proposals, and reviewed the financial, operational and regulatory risks associated with the proposals.
	●	Provided quarterly updates to the Board on our progress, who evaluated our performance, challenged methodologies and assumptions used, and more importantly, ensured that our ESG initiatives would align with our long-term business strategy without undesired or excessive risks.
	●	Established rigorous mid- and long-term goals on GHG emissions, renewable electricity, waste management and power density improvements related to certain products used in data centers.
	●	Published our first Corporate Responsibility Report, which highlights our environmental, social and governance initiatives, practices and goals.

The following table summarizes the actual number of shares earned under the 2021 PSUs for the NEOs:

Name	Number of Shares Earned (#)
Michael Hsing	37,613
Bernie Blegen	7,619
Deming Xiao	11,580
Maurice Sciammas	11,580
Saria Tseng	11,580

The awards fully vested on May 2, 2023, and include a post-vesting sales restriction period of one year.

Broad-Based Benefits

Our NEOs are eligible to participate in our broad-based employee benefit programs on the same terms offered to our employees. These benefit programs include the employee stock purchase plan, medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, and health and dependent care flexible spending accounts. We do not provide pension arrangements or post-retirement health coverage for our NEOs or other employees. In addition, we do not provide matching contributions to the 401(k) plan or the deferred compensation plan for our NEOs or other employees.

Severance and Change in Control Arrangements

We offer severance benefits to our NEOs, including severance in connection with a change in control of MPS. In general, severance does not exceed six to twelve months of base salary, target bonus and other benefits, and is conditioned on a release of claims and compliance with ongoing obligations. We believe these modest benefits balance the costs to MPS with the retention benefits that are commonly understood to come from offering severance and change in control benefits. For all change in control arrangements, the NEO is entitled to benefits if his or her employment is terminated without cause or if he or she leaves for good reason within one year following a change in control. This approach is commonly referred to as a “double-trigger” arrangement and is favored by many institutional investors and their advisors. We believe the size and conditions to receipt of these severance benefits are consistent with market practices. These arrangements are discussed in more detail in “Named Executive Officer Compensation — Potential Payments Upon Termination or Termination Upon Change in Control.”

Stock Ownership Guidelines

We have stock ownership guidelines for our NEOs and directors. These guidelines reinforce the importance of aligning the interests of our NEOs and directors with the interests of our stockholders.

For the NEOs, the guidelines are determined as a multiple of each NEO’s base salary, and then converted to a fixed number of shares. Currently, the multiple for our CEO is five times his base salary, while the multiples for other NEOs are two times each NEO’s base salary.

Equity interests that count toward the satisfaction of the ownership guideline include shares owned directly or indirectly by the executive, including restricted or unrestricted shares or stock units (excluding unearned restricted shares or stock units that remain subject to achievement of performance goals), and any shares owned in our savings plans, such as our 401(k) plan, or acquired through our employee stock purchase plan. Executives have five years from the date of adoption of the guidelines or their appointment as an executive officer, as applicable, to attain these ownership levels. As of December 31, 2023, all of the NEOs met the stock ownership guidelines.

For the non-employee directors, the stock ownership guidelines are determined as a multiple of the annual retainer paid to the non-employee director and then converted to a fixed number of shares. Currently, the required level for our non-employee directors is three times each director’s annual retainer. Directors have five years from the date of adoption of the guidelines or their initial appointment, as applicable, to attain these ownership levels. As of December 31, 2023, all of the directors met the stock ownership guidelines.

Policy Regarding Clawback of Incentive Compensation

In October 2023, the Board adopted the Compensation Recoupment Policy to comply with Section 10D of the Exchange Act and the NASDAQ listing standards as mandated by the Dodd-Frank Act. The policy provides for the recovery, in the event of a required accounting restatement, of certain variable incentive-based cash and equity compensation received by current or former executive officers (within the meaning of Rule 16a-1(f) under the Exchange Act, and including our NEOs) that is based on erroneously reported financial information during a three-year recovery period preceding a financial restatement, without regard to any taxes paid. The amount recoverable is the payment that exceeds the amount of applicable performance-based incentive compensation that would have been received by such executive officer during such recovery period had it been determined based on the relevant restated amounts, and recovery is subject to only limited exceptions. The recovery of incentive-based compensation is required regardless of whether the executive officer engaged in any misconduct or was at fault for the restatement. Performance-based incentive compensation potentially subject to recovery under the mandatory accounting restatement provisions of the policy is generally limited to any compensation granted, earned or vested (on or after October 2, 2023) based wholly or in part on the attainment of one or more financial reporting measures, and “financial reporting measures” for these purposes includes stock price and TSR. Under the policy, we generally are not required to recover such excess compensation if the Compensation Committee has made a determination that recovery would be impracticable and (1) we have already attempted to recover such amount but the direct expense paid to a third party to assist in enforcing the policy would exceed the amount to be recovered, (2) recovery would violate applicable home country law that was adopted prior to November 28, 2022, or (3) recovery would likely cause an otherwise tax qualified retirement plan to fail to meet the requirements of the Internal Revenue Code and applicable regulations. We are prohibited from indemnifying any executive officer against the loss of such recovered compensation. A copy of the policy is filed as Exhibit 97.1 to our 2023 Annual Report.

Anti-Hedging and Monetization, Short Sales and Other Transactions

We prohibit our directors, officers (including our NEOs), and other employees from engaging in hedging or monetization transactions with respect to our stock that they obtained through our plans or otherwise, including transactions involving the use of financial instruments such as prepaid variable forwards, equity swaps, collars, forward sale contracts and exchange funds, without prior approval by the Chief Compliance Officer.  We also prohibit our directors and officers (including our NEOs) from engaging in any short sales of our stock. In addition, our directors and officers are prohibited at all times from holding our stock in a margin account and from pledging our stock as collateral.

Tax and Accounting Impacts of Equity Grants

Section 162(m) of the Internal Revenue Code disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for “covered employees,” which consist of all of the NEOs, including the Chief Financial Officer.

Our Compensation Committee is aware of current rules governing the taxation and accounting for cash and equity compensation as applicable to public companies. Our Compensation Committee believes that, in establishing the cash and equity incentive compensation plans and arrangements for our NEOs, the potential deductibility of the compensation payable under those plans and arrangements should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. The Compensation Committee believes it is important to maintain cash and equity incentive compensation at the requisite level to attract and retain the individuals essential to our financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

Compensation Committee Report

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis with our management. Based upon such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement for the Annual Meeting and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2023.

Members of the Compensation Committee:

Jeff Zhou, Chairman

Herbert Chang

Eugen Elmiger

Compensation Committee Interlocks and Insider Participation

No Compensation Committee member was at any time during 2023, or at any other time, an officer or employee of us or any of our subsidiaries.  No NEO of MPS serves on the board or compensation committee of any entity that has one or more executive officers serving on the Board or Compensation Committee.

Compensation Risk Management

In 2023, our management, including members from our internal legal, accounting, finance and human resources departments, undertook a subjective review of our compensation policies and practices that applied to all of our employees, including the following: annual base salaries and bonuses, equity incentive awards under the Amended and Restated 2014 Equity Incentive Plan (the “Amended 2014 Equity Plan”) and the Amended and Restated 2004 Employee Stock Purchase Plan (the “Amended 2004 ESPP”). This review was designed to review, consider and analyze the extent to which, if any, our compensation policies and practices might create risks for us, and this review also focused on variable and incentive compensation elements, as well as policies and practices that could mitigate or balance any such incentives. After conducting this review, management determined that our compensation policies and practices for our employees do not create any risks that are reasonably likely to have a material adverse effect on us. The results of the review and management’s determination were reviewed and independently considered by the Compensation Committee, which concurred with management’s assessment.

2023 Summary Compensation Table

The following table sets forth the compensation for our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers serving on December 31, 2023, which officers together constitute our NEOs:

	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Michael Hsing	2023	822,877	-	12,311,787	1,508,805	-	14,643,469
Chief Executive Officer, President	2022	751,846	-	13,865,090	6,048,000	-	20,664,936
and Chairman of the Board	2021	711,923	-	13,782,908	5,760,000	-	20,254,831
Bernie Blegen	2023	400,054	-	3,486,353	733,537	-	4,619,944
Executive Vice President,	2022	365,481	-	3,626,424	2,940,000	-	6,931,905
Chief Financial Officer	2021	342,500	-	2,791,906	2,800,000	-	5,934,406
Deming Xiao	2023	434,296	-	5,144,271	796,314	-	6,374,881
Executive Vice President,	2022	396,808	-	5,539,193	3,192,000	-	9,128,001
Global Operations	2021	375,385	-	4,243,375	3,040,000	-	7,658,760
Maurice Sciammas	2023	434,296	-	5,144,271	796,314	-	6,374,881
Executive Vice President,	2022	396,808	-	5,539,193	3,192,000	-	9,128,001
Worldwide Sales and Marketing	2021	375,385	-	4,243,375	3,040,000	-	7,658,760
Saria Tseng	2023	434,296	-	5,144,271	796,314	-	6,374,881
Executive Vice President, Strategic Corporate	2022	396,808	-	5,539,193	3,192,000	-	9,128,001
Development and General Counsel	2021	375,385	-	4,243,375	3,040,000	-	7,658,760

(1)

For more information regarding the 2023 stock awards, refer to “Named Executive Officer Compensation — Compensation Discussion and Analysis.” The amounts reflect the aggregate grant date fair value of the 2023 PSUs computed in accordance with ASC Topic 718, excluding the impact of estimated forfeitures. The calculation of the grant date fair value was performed by a third-party valuation firm using a Monte Carlo simulation model. Assumptions used in the calculation are included in Note 1 and Note 7 to the financial statements included in our 2023 Annual Report.

(2)

Assuming the highest level of performance for the 2023 stock awards, the aggregate grant date fair value would be as follows: (a) $61,558,936 for Mr. Hsing, (b) $17,431,763 for Mr. Blegen, (c) $25,721,355 for Mr. Xiao, (d) $25,721,355 for Mr. Sciammas, and (e) $25,721,355 for Ms. Tseng. There is no guarantee that the highest level of performance will be achieved by the NEOs.

(3)

The 2023 amounts reflect the short-term cash incentive compensation earned by the NEOs under our non-equity incentive plan, as described under “Named Executive Officer Compensation — Compensation Discussion and Analysis.”

(4)	We did not provide other benefits or compensation for the NEOs that is required to be disclosed under Item 402(c)(2)(ix) of Regulation S-K.

Grants of Plan-Based Awards for the Year Ended December 31, 2023

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Awards ($)(3)
Michael Hsing	-	-	1,663,200	6,652,800	-	-	-	-
	2/7/2023	-	-	-	-	27,365	136,825	12,311,787
Bernie Blegen	-	-	808,600	3,234,400	-	-	-	-
	2/7/2023	-	-	-	-	7,749	38,745	3,486,353
Deming Xiao	-	-	877,800	3,511,200	-	-	-	-
	2/7/2023	-	-	-	-	11,434	57,170	5,144,271
Maurice Sciammas	-	-	877,800	3,511,200	-	-	-	-
	2/7/2023	-	-	-	-	11,434	57,170	5,144,271
Saria Tseng	-	-	877,800	3,511,200	-	-	-	-
	2/7/2023	-	-	-	-	11,434	57,170	5,144,271

(1)

The amounts reflect the threshold, target and maximum awards under the short-term cash incentive compensation program, which is described in detail in “Named Executive Officer Compensation — Compensation Discussion and Analysis.”

(2)

The amounts reflect the threshold, target, and maximum number of the PSUs that may be earned based on the achievement of specific goals under the long-term equity incentive compensation program, which is described in detail in “Named Executive Officer Compensation —Compensation Discussion and Analysis.”

(3)

The amounts reflect the aggregate grant date fair value of the awards calculated in accordance with ASC Topic 718, excluding the impact of estimated forfeitures. The amounts reflect the target level of performance. The PSUs include a purchase price feature, which requires the NEOs to pay MPS $30 per share upon vesting of the shares. This $30 purchase price requirement is deemed satisfied and waived if the closing stock price on the last trading day of the performance period is $30 higher than the grant date stock price. The grant date fair value was $449.91 per share, which was calculated using a Monte Carlo simulation model. Assumptions used in the calculation of the grant date fair value of the stock awards are included in Note 1 and Note 7 to the financial statements included in our 2023 Annual Report.

Narrative Disclosure to 2023 Summary Compensation Table and Grants of Plan-Based Awards for the Year Ended December 31, 2023

A discussion of 2023 salaries, incentive plans and awards is set forth under “Named Executive Officer Compensation — Compensation Discussion and Analysis,” including a discussion of the material terms and conditions of the short-term cash incentive compensation and the long-term equity compensation. For information regarding our employment agreements with the NEOs, see “Named Executive Officer Compensation – Potential Payments Upon Termination or Termination Upon Change in Control – Employment Agreements and Change in Control Arrangements.”

Equity Incentive Grant Policies

We maintain the Monolithic Power Systems Equity Award Grant Policy, which is designed to work in concert with: (1) the administrative provisions of our Amended 2014 Equity Plan and such other plans as we may adopt from time to time (which we refer to collectively as the Plans), (2) the requirements of the Delaware General Corporation Law, (3) the corporate governance requirements of NASDAQ, (4) applicable rules and regulations of the SEC, including those relating to Section 16 of the Exchange Act, and (5) relevant sections of the Internal Revenue Code. Grants to our NEOs are made pursuant to this policy, must be approved by the Compensation Committee and will only be granted at specific times during the year, as described in further detail below.

Plan and Corporate Authorization

Under the Plans, the authorization to administer the grant of equity incentive awards is conferred upon the Board or any committee of the Board as properly constituted under applicable laws. The Board has delegated to the Compensation Committee the authority to serve as administrator of the Plans (including the authority to grant awards under the Plans), and has approved a charter outlining the responsibilities of this committee which also includes this express authority. The delegation of authority to the Compensation Committee is not exclusive; the Board retains the right to formally approve award grants as well. The Compensation Committee may form and delegate authority to subcommittees when appropriate.

In addition, the Board has delegated limited authority for grants of equity awards under the Plans to new employees and consultants to a committee consisting of the Chief Executive Officer (which committee we refer to as the Equity Award Committee). The authority does not extend to grants to the NEOs. The delegation of authority to the Equity Award Committee is not exclusive; the Board and Compensation Committee retain the right to formally approve award grants as well.

Equity Grants to New Hires

Grants to newly hired employees and consultants (other than Executive Officers as defined below) will generally be made on the date of the next regularly scheduled Board meeting subsequent to the employees’ start date. Management submits the employee equity award recommendations to the Compensation Committee and, if such equity awards are approved by the Compensation Committee, such equity awards will be granted effective as of the date of a meeting approving such awards as evidenced by written minutes of such meeting or the date of the last verification signature or electronic verification over email in the event of a written consent in lieu of the meeting.

New hire grants made to “Executive Officers” (currently defined as the Chief Executive Officer, Chief Financial Officer, Chief Legal Officer, Chief Operations Officer, President, employees who are members of the Board and any other employee determined by the Board to be an Executive Officer) generally will only be granted on the date of the next regularly scheduled Board meeting subsequent to the Executive Officer’s start date and following the recommendation of such grant by the Compensation Committee.

Equity Grants to Existing Employees or Incumbent Members of the Board

Generally, annual grants of equity awards shall be made to key performers at a regularly scheduled Board meeting. Equity awards to non-employee members of the Board shall be made by the Board or pursuant to any automatic grant provisions in the Plans.

Outstanding Equity Awards at 2023 Year-End

The following table sets forth, as to the NEOs, certain information regarding their outstanding stock awards as of December 31, 2023. There were no outstanding option awards held by the NEOs as of December 31, 2023.

	Stock Awards
Name	Grant Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Michael Hsing	10/25/2018	(2)	108,000	69,422,400	-	-
	2/4/2020	(3)	9,585	6,127,179	-	-
	7/21/2020	(4)	24,125	15,449,168	-	-
	2/2/2021	(5)	35,262	22,447,084	-	-
	10/25/2022	(6)	-	-	60,584	38,502,950
	2/7/2023	(7)	-	-	27,365	16,549,805
Bernie Blegen	10/25/2018	(2)	48,000	30,854,400	-	-
	2/4/2020	(3)	1,701	1,087,359	-	-
	7/21/2020	(4)	5,025	3,217,910	-	-
	2/2/2021	(5)	7,143	4,547,091	-	-
	10/25/2022	(6)	-	-	17,538	11,145,925
	2/7/2023	(7)	-	-	7,749	4,686,440
Deming Xiao	10/25/2018	(2)	48,000	30,854,400	-	-
	2/4/2020	(3)	2,481	1,585,971	-	-
	7/21/2020	(4)	8,040	5,148,655	-	-
	2/2/2021	(5)	10,857	6,911,349	-	-
	10/25/2022	(6)	-	-	27,104	17,225,405
	2/7/2023	(7)	-	-	11,434	6,915,055
Maurice Sciammas	10/25/2018	(2)	48,000	30,854,400	-	-
	2/4/2020	(3)	2,481	1,585,971	-	-
	7/21/2020	(4)	8,040	5,148,655	-	-
	2/2/2021	(5)	10,857	6,911,349	-	-
	10/25/2022	(6)	-	-	27,104	17,225,405
	2/7/2023	(7)	-	-	11,434	6,915,055
Saria Tseng	10/25/2018	(2)	48,000	30,854,400	-	-
	2/4/2020	(3)	2,481	1,585,971	-	-
	7/21/2020	(4)	8,040	5,148,655	-	-
	2/2/2021	(5)	10,857	6,911,349	-	-
	10/25/2022	(6)	-	-	27,104	17,225,405
	2/7/2023	(7)	-	-	11,434	6,915,055

(1)

The market value of the unvested stock awards is based on the closing market price of our Common Stock of $630.78 as of December 29, 2023 (the last trading day of 2023), and includes any outstanding dividend equivalents accumulated and unpaid on such awards.

(2)

Reflects market-based RSUs (“MSUs”) granted in October 2018. The performance goals with respect to the MSUs were achieved as of December 31, 2019. These MSUs fully vested on January 1, 2024, for a total vesting period of approximately five years, subject to continued employment. In addition, the MSUs contain a post-vesting sales restriction for up to an additional two years.

(3)

Reflects PSUs granted in February 2020. The performance goals with respect to the PSUs were achieved as of December 31, 2021. 50% of these PSUs vested in February 2022, and the remaining 50% vested quarterly over the following two years through February 2024, for a total vesting period of four years, subject to continued employment.

(4)

Reflects market and performance-based RSUs (“MPSUs”) granted in July 2020. The performance goals with respect to the MPSUs were achieved as of December 31, 2020. 75% of these MPSUs vested in July 2023, and the remaining 25% will vest in July 2024, for a total vesting period of four years, subject to continued employment.  In addition, the MPSUs contain a post-vesting sales restriction for one year.

(5)

Reflects PSUs granted in February 2021. The performance goals with respect to the PSUs were achieved as of December 31, 2022. 50% of these PSUs vested in February 2023, and the remaining 50% vest quarterly over the following two years through February 2025, for a total vesting period of four years, subject to continued employment.

(6)

Reflects MSUs granted in October 2022 at the target level of performance. The MSUs will vest upon achievement of the pre-determined stock price targets and the relative TSR performance during the performance period from October 25, 2022 to October 24, 2025, for a total vesting period of three years, subject to continued employment.

(7)

Reflects PSUs granted in February 2023 at the target level of performance. Upon achievement of the pre-determined performance goals through the end of the performance period on December 31 2025, these PSUs will vest immediately, for a total vesting period of approximately three years, subject to continued employment. See “Named Executive Officer Compensation — Compensation Discussion and Analysis” for further discussion.

2023 Option Exercises and Stock Vested

The following table sets forth certain information on the stock awards vested for our NEOs in 2023. There were no option exercises in 2023.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Michael Hsing	341,019	174,979,073
Bernie Blegen	53,074	26,758,684
Deming Xiao	113,576	58,708,218
Maurice Sciammas	113,576	58,708,218
Saria Tseng	113,576	58,708,218

(1)

Value realized on vesting is equal to (a) the closing price of our Common Stock on the vesting date less any purchase price, multiplied by the number of shares that vested, plus (b) accumulated dividend equivalents attributable to such shares.

The amount of realized value of the vested stock awards for our NEOs is directly linked to the significant increase in our stock price during the vesting periods, thereby consistently creating significant long-term value for our stockholders. Each year, based on feedback from our stockholders, the Compensation Committee imposes substantial performance and vesting periods on all of our stock awards granted to the NEOs. For example, in 2023, a large portion (34%) of Mr. Hsing’s realized stock value was attributable to MSUs granted in December 2013 (“2013 MSUs”). These 2013 MSUs had a five-year performance period and, upon achievement of the market conditions, an additional five-year service condition, for a total of ten years. The 2013 MSUs began vesting quarterly in March 2019 and our stock price has increased more than 2,000% from December 14, 2013 (the grant date) to December 31, 2023, as illustrated in the chart below:

As a result of the significant stock price appreciation during the performance and vesting periods, the realized value of the 2013 MSUs also increased when the shares began vesting in March 2019. Hypothetically, if our stock price had remained at the grant date level ($31.73), Mr. Hsing’s realized value for the 2013 MSUs would have been significantly lower ($57 million less in 2023), as shown in the chart below:

In summary, we believe that our NEOs’ high realized pay in 2023 is in full alignment with long-term stockholder interests given that a significant portion of their realized pay is attributed to their stock awards earned based on strong company performance and being subject to long service-based vesting periods, combined with our stock price increasing significantly during such periods.

2023 Non-Qualified Deferred Compensation Plan

We have a non-qualified, unfunded deferred compensation plan, which allows key employees, including our NEOs, to defer the receipt of, and taxation on, cash compensation. Plan participants may defer up to 70% of their salary and up to 90% of their non-equity incentive plan compensation. Plan participants may elect to receive the deferred funds either in a lump sum or in annual installments of up to ten years, and to begin receiving distributions either at retirement or at a future date not less than 24 months from the election date. Investment returns on deferred balances are linked to the performance of the investment choices available in the plan. We do not make contributions to the plan or guarantee returns on the investments. The following table summarizes the non-qualified deferred compensation activity for our NEOs in 2023:

Name	Executive Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Balance at Last FYE ($)(3)
Michael Hsing	2,340,734	1,130,120	20,487,353
Bernie Blegen	-	79,177	1,459,706
Deming Xiao	287,280	870,426	9,984,736
Maurice Sciammas	287,280	734,337	7,159,084
Saria Tseng	1,235,687	1,559,044	12,251,520

(1)	All executive contributions are reported as salary or non-equity incentive plan compensation in “Named Executive Officer Compensation — 2023 Summary Compensation Table.”

(2)

Represents the net amounts credited to the NEOs’ accounts as a result of the performance of their investment choices. The amounts are not included in “Named Executive Officer Compensation — 2023 Summary Compensation Table” because plan earnings are not “preferential or above-market” under SEC rules.

(3)

Includes the following cumulative amounts reported as compensation for the NEOs in the Summary Compensation Tables for previous years: Mr. Hsing, $14,662,554; Mr. Blegen, $786,811; Mr. Xiao, $7,149,434; Mr. Sciammas, $5,429,201; and Ms. Tseng, $7,936,509.

Potential Payments Upon Termination or Termination Upon Change in Control

Employment Agreements and Change in Control Arrangements

We have entered into employment agreements with each of our NEOs. The employment agreements establish the initial titles, salaries, and reporting responsibilities for the NEOs. The employment agreements also provide that each NEO may participate in our equity, bonus and benefits programs. Each of the employment agreements with Mr. Hsing, Mr. Xiao and Mr. Sciammas was amended in December 2008 to bring the agreements into compliance with Section 409A of the Internal Revenue Code. The employment agreement with Mr. Xiao was subsequently amended in March 2011 to grant Mr. Xiao an equity interest in Hue Ming LLC, a Delaware limited liability company formed by us, in connection with an ownership transfer of a corporate apartment in Chengdu, China, to Mr. Xiao. The equity interest became fully vested in March 2016 and Hue Ming LLC was dissolved.

In addition to the terms described above, the employment agreements also provide certain severance benefits upon termination without cause or for good reason, including within one year following a change in control (a “Change in Control with Termination”), as described in the following table. We have followed general market practices for senior executives in allowing limited change in control arrangements for selected officers.

NEOs	Agreement and Date		Termination without Cause or Departure for Good Reason		Change in Control with Termination
Michael Hsing	Employment Agreement dated March 10, 2008, as amended December 16, 2008.	●

Base salary, target annual bonus and COBRA premiums for group-health plan benefits for 12 months, payable in installments in accordance with our standard payroll practices as long as the executive is not employed by another company.

●

Base salary, target annual bonus and COBRA premiums for group-health plan benefits for a period of 12 months, payable in installments in accordance with our standard payroll practices as long as the executive is not employed by another company.

		●	Acceleration of vesting of equity grants equal to the number of shares that would have vested had the executive remained an employee for 12 months following the termination of employment.	●	Acceleration of vesting of 100% of the executive’s unvested equity grants.(1)
Bernie Blegen	Employment Agreement dated July 19, 2016.	●

Base salary, target annual bonus and COBRA premiums for group-health plan benefits for six months, payable in installments in accordance with our standard payroll practices as long as the executive is not employed by another company.

●

Base salary, target annual bonus and COBRA premiums for group-health plan benefits for a period of 12 months, payable in installments in accordance with our standard payroll practices as long as the executive is not employed by another company.

		●	Acceleration of vesting of equity grants equal to the number of shares that would have vested had the executive remained an employee for six months following the termination of employment.	●	Acceleration of vesting of 100% of the executive’s unvested equity grants.(1)
Deming Xiao	Employment Agreement dated March 10, 2008, as amended December 16, 2008 and March 3, 2011.	●

Base salary, target annual bonus and COBRA premiums for group-health plan benefits for six months, payable in installments in accordance with our standard payroll practices as long as the executive is not employed by another company.

●

Base salary, target annual bonus and COBRA premiums for group-health plan benefits for a period of 12 months, payable in installments in accordance with our standard payroll practices as long as the executive is not employed by another company.

		●	Acceleration of vesting of equity grants equal to the number of shares that would have vested had the executive remained an employee for six months following the termination of employment.	●	Acceleration of vesting of 100% of the executive’s unvested equity grants.(1)
Maurice Sciammas	Employment Agreement dated March 10, 2008, as amended December 16, 2008.	●

Base salary, target annual bonus and COBRA premiums for group-health plan benefits for six months, payable in installments in accordance with our standard payroll practices as long as the executive is not employed by another company.

●

Base salary, target annual bonus and COBRA premiums for group-health plan benefits for a period of 12 months, payable in installments in accordance with our standard payroll practices as long as the executive is not employed by another company.

		●	Acceleration of vesting of equity grants equal to the number of shares that would have vested had the executive remained an employee for six months following the termination of employment.	●	Acceleration of vesting of 100% of the executive’s unvested equity grants.(1)
Saria Tseng	Employment Agreement dated December 16, 2008, as amended February 9, 2010.	●

Base salary, target annual bonus and COBRA premiums for group-health plan benefits for six months, payable in installments in accordance with our standard payroll practices as long as the executive is not employed by another company.

●

Base salary, target annual bonus and COBRA premiums for group-health plan benefits for a period of 12 months, payable in installments in accordance with our standard payroll practices as long as the executive is not employed by another company.

		●	Acceleration of vesting of equity grants equal to the number of shares that would have vested had the executive remained an employee for six months following the termination of employment.	●	Acceleration of vesting of 100% of the executive’s unvested equity grants.(1)

(1)

With respect to the PSUs that have not been earned because the performance period is still in progress, a pro-rata portion of such awards shall vest to the extent the applicable performance levels are achieved through the date of the change in control, in accordance with the individual grant agreements. With respect to the MSUs that have not been earned because the performance period is still in progress, such awards shall vest if the per-share price paid in the change in control is greater than the price targets. In addition, the relative TSR market condition will be deemed satisfied, in accordance with the individual grant agreements.

Each of the employment agreements with our NEOs also contains a provision whereby during the period of employment and thereafter, the executive shall not, without the prior written consent of us, disclose or use any confidential information or proprietary data other than for our interest. These employment agreements also contain a covenant not to solicit, beginning with the date of the executive’s termination and until one year thereafter.

A “change in control” of MPS means a merger or consolidation after which our stockholders do not hold a majority of our outstanding voting securities, any transaction involving the transfer of greater than 50% of our voting power (unless otherwise provided for in an award agreement), a change in the composition of the Board occurring within a 12-month period, as a result of which less than a majority of the directors are incumbent directors (as such term is defined in the employment agreements), or a sale of all or substantially all our assets. “Cause” generally means the NEO’s failure to perform the duties or responsibilities of his or her employment, the NEO personally engaging in illegal conduct that is detrimental to us, the NEO being convicted of or pleading nolo contendere to a felony or other crime involving moral turpitude, or the NEO committing a material act of dishonesty, fraud or misappropriation of property. “Good Reason” generally means the NEO’s termination of employment following the expiration of an applicable cure period (as designated in each employment agreement) following the occurrence of: a material reduction in compensation (except where a substantially equivalent reduction is applied to all our officers), a material, adverse reduction in the NEO’s authority, responsibilities or duties, or a material change in the location at which the NEO performs services.

Estimated Payments Upon Termination or Change in Control with Termination

The following table sets forth the estimated payments required to be made to each NEO in connection with the termination of his or her employment upon specified events, assuming a stock price of $630.78 per share, the closing price as of December 29, 2023 (the last business day of 2023). The estimated amounts shown also assume that the termination was effective as of December 29, 2023, and include estimates of severance benefits which would be paid to the executives upon their termination. The actual amounts payable to each NEO can only be determined at the time of the termination of the executive’s employment.

	Termination without Cause or Departure for Good Reason				Change in Control with Termination
Name	Base Salary and Target Bonus ($)	Acceleration of Vesting of Equity Awards ($)	Other ($)	Total Compensation ($)	Base Salary and Target Bonus ($)	Acceleration of Vesting of Equity Awards ($)	Other ($)	Total Compensation ($)
Michael Hsing	2,494,800	107,181,980	28,537	109,705,317	2,494,800	316,140,386	28,537	318,663,723
Bernie Blegen	606,450	33,152,614	9,684	33,768,748	1,212,900	98,142,989	19,369	99,375,258
Deming Xiao	658,350	34,581,567	12,569	35,252,486	1,316,700	134,858,775	25,137	136,200,612
Maurice Sciammas	658,350	34,581,567	16,887	35,256,804	1,316,700	134,858,775	33,775	136,209,250
Saria Tseng	658,350	34,581,567	18,587	35,258,504	1,316,700	134,858,775	37,175	136,212,650

In the event the NEOs resign without good reason or we terminate their employment for cause, we will have no obligation to pay or provide any compensation or benefits as a result of the employment agreements between us and the NEOs. In the event of the NEOs’ death or disability, except as required by applicable law, we will have no obligation to pay or provide any compensation or benefits under the employment agreements between us and the NEOs.

CEO Pay Ratio

For 2023, our CEO pay ratio was determined as follows:

●	The annual total compensation of our CEO was $14,643,469 as reported in the “Total” column in the 2023 Summary Compensation Table disclosed above.

●	The median of the annual total compensation of all employees (other than our CEO) was $49,493. The median employee was located in China.

●

The ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 296 to 1.  This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

To determine the median of the annual total compensation of our employees, we applied the following methodologies and assumptions:

●	We selected December 31, 2023 as the date for purposes of establishing the employee population used in identifying the median employee.

●

As of December 31, 2023, our global headcount consisted of approximately 3,500 permanent and temporary employees, with a majority of these employees located in international locations with various market wages and cost of living standards. All of these employees were included in the employee population used in identifying the median employee.

●

We used payroll and equity plan records for the twelve-month period from January 1, 2023 to December 31, 2023. The components of annual compensation included base salary, sales commissions, bonuses, the grant date fair value of stock awards and certain employee benefits.

●	Total compensation was annualized for permanent employees who commenced employment during the year. Total compensation was not annualized for temporary employees.

●	No cost-of-living or other adjustments permissible by the SEC rules were made.

The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Alternative Measure:

As discussed in the Compensation Discussion and Analysis section above, more than 94% of our CEO’s annual compensation was tied to rigorous performance conditions in 2023, while the annual compensation of our median employee was not tied to performance goals. Accordingly, as an alternative measure, management believes that a more direct and meaningful pay ratio is to compare compensation that is not tied to any performance objectives. Based on this method, our alternative CEO pay ratio was determined as follows:

●	The alternative annual total compensation of our CEO was $822,877 (consisting of his cash salary for 2023).

●	The median of the annual total compensation of all employees (other than our CEO) remained $49,493.

●	The ratio of the alternative annual total compensation of our CEO to the median of the annual total compensation of all employees was 17 to 1.

Pay Versus Performance

The following Pay Versus Performance information presents the compensation of our NEOs disclosed in the Summary Compensation Table (“SCT”), as well as compensation actually paid (“CAP”) to our NEOs and certain performance measure results prepared in accordance with Item 402(v) of SEC Regulation S-K.

As discussed further below, the CAP amounts do not necessarily represent actual compensation earned or realized by our NEOs in a given year. The Compensation Committee did not consider the Pay Versus Performance information in making its compensation decisions for our NEOs. For additional information about our performance-based pay philosophy and how the Compensation Committee aligns executive compensation with our performance, refer to “Named Executive Officer Compensation — Compensation Discussion and Analysis.”

					Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for PEO ($)(1)	Compensation Actually Paid to PEO ($)(1)(2)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(1)	Average Compensation Actually Paid to Non- PEO NEOs ($)(1)(2)	TSR ($)(3)	Peer Group TSR ($)(3)	Net Income (in thousands)($)(4)	Company-Selected Measure: Revenue Growth Rate (5)
2023	14,643,469	138,253,668	5,936,147	48,844,169	365.00	225.75	427,374	2%
2022	20,664,936	(66,596,378)	8,578,977	(18,412,649)	203.03	136.90	437,672	49%
2021	20,254,831	114,053,034	7,227,671	35,989,415	281.12	213.35	242,023	43%
2020	14,670,153	166,896,795	4,194,878	50,263,845	207.49	151.14	164,375	34%

(1)

For each of 2023, 2022, 2021 and 2020 (each, a “Covered Year”), our CEO, Mr. Hsing, served as our principal executive officer (“PEO”). For each Covered Year, our non-PEO NEOs were Mr. Blegen, Mr. Xiao, Mr. Sciammas and Ms. Tseng.

(2)	The CAP amounts reflect the following adjustments to the SCT amounts for each Covered Year:

PEO:

Reconciliation of SCT amounts to CAP amounts (a)		FY 2023 ($)	FY 2022 ($)	FY 2021 ($)	FY 2020 ($)

Total SCT amounts		14,643,469	20,664,936	20,254,831	14,670,153
-	“Stock Awards” amounts under the SCT	(12,311,787)	(13,865,090)	(13,782,908)	(12,395,153)
+	Covered Year-end fair value of awards granted in the Covered Year that are outstanding and unvested as of the end of the Covered Year	16,607,564	13,362,890	18,645,892	25,907,039
+/-	Change in fair value (from prior year-end to Covered Year-end) of awards granted prior to Covered Year that are outstanding and unvested as of the end of the Covered Year	66,793,621	(60,534,831)	73,338,316	118,265,198
+/-	Change in fair value (from prior year-end to vesting date) of awards granted prior to Covered Year that vested in the Covered Year	52,520,801	(26,224,283)	15,596,903	20,449,558
Total CAP amounts		138,253,668	(66,596,378)	114,053,034	166,896,795

Average Non-PEO NEOs:

Reconciliation of SCT amounts to CAP amounts (a)		FY 2023 ($)	FY 2022 ($)	FY 2021 ($)	FY 2020 ($)

Total SCT amounts		5,936,147	8,578,977	7,227,671	4,194,878
-	“Stock Awards” amounts under the SCT	(4,729,791)	(5,061,001)	(3,880,508)	(3,189,878)
+	Covered Year-end fair value of awards granted in the Covered Year that are outstanding and unvested as of the end of the Covered Year	6,380,090	3,843,543	5,249,657	6,629,115
+/-	Change in fair value (from prior year-end to Covered Year-end) of awards granted prior to Covered Year that are outstanding and unvested as of the end of the Covered Year	25,927,600	(19,793,194)	23,214,310	36,946,829
+/-	Change in fair value (from prior year-end to vesting date) of awards granted prior to Covered Year that vested in the Covered Year	15,330,123	(7,053,985)	4,178,285	5,682,901
+	Excess fair value for award modifications	-	1,073,011	-	-
Total CAP amounts		48,844,169	(18,412,649)	35,989,415	50,263,845

        ______________

(a)

Our equity awards include PSUs with a purchase price condition, MSUs and MPSUs. The grant date fair value for these awards was determined using a Monte Carlo simulation model. Assumptions used in the grant date valuation are disclosed in our 2023 Annual Report. For equity awards vested during the applicable Covered Year, the fair value was based on the closing stock price plus accumulated dividend equivalents at the vesting date. For outstanding equity awards for which the performance conditions have not been achieved, the year-end fair value was determined using a Monte Carlo simulation model. The increases or decreases in the year-end fair value were mainly driven by changes in our stock price. For outstanding equity awards for which all the performance conditions have been achieved but additional time-based service conditions are required, the year-end fair value was based on the closing stock price plus accumulated dividend equivalents.

(3)

For purposes of this tabular disclosure, our peer group represents the PHLX Index, which we also disclose in the stock performance graph required by Item 201(e) of Regulation S-K included in our 2023 Annual Report. For each Covered Year, our TSR and our peer group’s TSR were calculated as the cumulative TSR from December 31, 2019 through the last day of the applicable Covered Year, assuming that $100 was invested on December 31, 2019. Because fiscal years are presented in the table in reverse chronological order (from top to bottom), the table should be read from bottom to top for purposes of understanding cumulative returns over time.

(4)	The amounts represent GAAP net income.

(5)

In our assessment, the Company-Selected Measure is our revenue growth rate, which represents the most important financial performance measure used by us to link CAP to our NEOs for 2023 to our performance. Refer to “Named Executive Officer Compensation — Compensation Discussion and Analysis” for further discussion. Revenue growth rate represents the year-over-year percentage increase in GAAP revenue. While the performance measure under our long-term equity compensation program for 2023 is based on the average of our three-year revenue growth rate, the Company-Selected Measure presented in the table covers our one-year revenue growth rate for each applicable Covered Year in accordance with SEC rules.

Relationship Between CAP and Performance Measures

Because our executive compensation program is significantly comprised of performance-based equity awards, the primary determinants of the CAP amounts, as calculated under SEC rules, are our stock price, actual payouts from awards vested during the applicable Covered Year, and the number of outstanding awards based on projected and actual performance achievement. As shown in the table above, the CAP amounts include year-end revaluations of equity awards granted in the applicable Covered Year, plus the year-over-year changes in the fair value of vested and outstanding equity awards granted in multiple historical years, all of which are heavily impacted by the performance of our stock price.

Relationship Between CAP and TSR:

The following chart compares the CAP amounts to the cumulative TSR since December 31, 2019, measured as of the last day of each Covered Year.

Relationship Between CAP and Net Income:

The following chart compares the CAP amounts to our net income for each Covered Year.

Net income is not a direct performance measure in our executive compensation program. However, we use non-GAAP operating income as the performance measure in our short-term cash incentive plan. Net income and non-GAAP operating income metrics measure different levels of our profitability. The CAP amounts do not always correlate to our profitability because our executive compensation program is heavily weighted towards long-term equity awards, which could vary significantly in value with changes to our stock price.

Relationship Between CAP and Company-Selected Measure:

The following chart compares the CAP amounts to the Company-Selected Measure for each Covered Year.

While the performance measure for our 2023 equity awards takes into consideration the average of our three-year revenue growth rate, we presented our one-year revenue growth rate as the Company-Selected Measure in accordance with SEC rules. In addition, since our executive compensation program is heavily weighted towards long-term equity awards, the CAP calculations in any Covered Year are largely impacted by changes to our stock price.

Performance Measures

The following list includes the financial performance measures that, in our assessment, represent the most important financial performance measures used by us to link CAP to our NEOs for 2023 to our performance. These measures are not ranked.

1.	Revenue growth rate
2.	Non-GAAP operating income
3.	Manufacturing capacity outside of China

Equity Compensation Plan Information

The following table summarizes certain information under our equity compensation plans as of December 31, 2023:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)(a)		Weighted-average exercise price of outstanding options, warrants and rights ($)(b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)(c)
Equity compensation plans approved by stockholders (1)	2,086,000	(2)	30.00	(3)	8,553,000	(4)

(1)	Our equity compensation plans approved by stockholders include the following:

(i)	Amended 2014 Equity Plan, which became effective in June 2020 and provides for the issuance of up to 10.5 million shares. The Amended 2014 Equity Plan has a ten-year term and will expire in June 2030.

(ii)	Amended 2004 ESPP, which became effective in August 2023 and provides for the issuance of up to 4.4 million shares. The Amended 2004 ESPP has a 15-year term and will expire in August 2038.

(2)

Includes the following outstanding awards: 102,000 RSUs, 427,000 PSUs, 1,502,000 MSUs, and 55,000 MPSUs. The number of securities reported for performance awards was generally based on the actual number of shares that have been earned, but are subject to additional service conditions before they vest. For those performance awards that have not been earned because the performance period was still in progress, the number of securities reported was based on the probable outcome of the performance conditions, and thus may differ from eventual dilution.

(3)

RSUs, MSUs and MPSUs have no purchase price. PSUs require employees to pay MPS $30 per share upon vesting of the shares. However, this purchase price requirement for the PSUs is waived if certain price targets are met during the performance period.

(4)

Includes 4,153,000 shares that remained available for future issuance under the Amended 2014 Equity Plan (all of which may be subject to awards other than options, warrants and other rights), and 4,400,000 shares that remained available for future issuance under the Amended 2004 ESPP.

Audit Committee Report

The purpose of the Audit Committee is to provide oversight of our accounting and financial reporting processes and the audit of our financial statements, appoint the independent registered public accounting firm to audit our financial statements, and assist the Board in the oversight of: (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm's qualifications, independence and performance, and (iv) our internal accounting and financial controls. In addition, the Audit Committee provides the Board with such information and materials as it may deem necessary to make the Board aware of financial matters requiring the attention of the Board.

The Audit Committee has a duly adopted charter, which it reviews on an annual basis.

The Audit Committee is responsible for recommending to the Board that our financial statements be included in its Annual Report on Form 10-K. The Audit Committee took a number of steps in making this recommendation for 2023, including:

●	reviewing and discussing the audited financial statements with our independent registered public accounting firm and management;

●

discussing with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board; and

●

receiving the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and discussing with the independent registered public accounting firm their independence.

Based upon the reviews and discussions described in this report, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2023 for filing with the SEC.

Members of the Audit Committee (as of the date the actions above were taken):

Victor K. Lee, Chairman

Herbert Chang

Eileen Wynne

Jeff Zhou

PROPOSAL FOUR

STOCKHOLDER PROPOSAL TO ELECT EACH DIRECTOR ANNUALLY

The following stockholder proposal has been submitted to us by John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278 (the “Proponent”). In accordance with SEC regulations, the Proponent has submitted documentation indicating that he is the beneficial owner of 15 shares of our Common Stock and he intends to continue to hold the requisite amount of shares through the date of the Annual Meeting. The complete text of the stockholder proposal is reproduced verbatim as submitted to us. All statements contained in the stockholder proposal are the sole responsibility of the Proponent.

For the reasons set forth following the Proponent’s proposal, our Board opposes adoption of the proposal and recommends that you vote AGAINST the proposal.

Proponent’s Proposal

Proposal 4 – Elect Each Director Annually

RESOLVED, shareholders ask that our Company take all the steps necessary to reorganize the Board of Directors in order that each director stands for election at each annual meeting.

Although our management can adopt this proposal topic in one-year and one-year implementation is a best practice, this proposal allows the option to phase it in.

Classified Boards like the Monolithic Power Systems Board have been found to be one of 6 entrenching mechanisms that are negatively related to company performance according to “What Matters in Corporate Governance” by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School.

Arthur Levitt, former Chairman of the Securities and Exchange Commission said, “In my view it’s best for the investor if the entire board is elected once a year. Without annual election of each director shareholders have far less control over who represents them.”

A total of 79 S&P 500 and Fortune 500 companies, worth more than $1 trillion, have adopted this important proposal topic since 2012. Annual election of each director could make directors more accountable, and thereby contribute to improved performance and increased company value at virtually no extra cost to shareholders. Thus it was not a surprise that this proposal topic won more than 96%-support at both Centene Corporation and Teleflex in 2021.

Annual election of each director gives shareholders more leverage if the Board of Directors performs poorly. For instance if the Board of Directors approves executive pay that is excessive or is poorly incentivized shareholders can soon vote against the Board’s executive pay committee members instead of potentially waiting 3-years under the current setup.

For instance MPWR executive pay was rejected by 43% of shares in 2023 in spite of management using shareholder money for an extra promotion for the excessive executive pay that was ultimately rejected by 42% of shares when a 5% rejection is often the norm at well performing companies.

Consequently the members of the MPWR executive pay committee deserved negative votes but under the 3-year director terms at MPWR none of these 3 directors were on the 2023 annual meeting ballot.

However the 2 directors on the 2023 annual meeting ballot, Mr. James Moyer and Mr. Victor Lee, each received 22% in negative votes when 5% in negative votes is often the norm at well performing companies. To make matters whose Mr. Moyer at age 81 is now elected to serve until age 83 with no intervening opportunity for shareholders to vote against Mr. Moyer. Due to poor health Mr. Moyer missed 2 Board meetings which is all the worse because the Monolithic Power Systems board has only 8 directors.

Please vote yes:

Elect Each Director Annually - Proposal 4

Board’s Opposing Statement

Our Board recommends a vote AGAINST the stockholder proposal requesting that we take all necessary steps to declassify our Board.

Our Board believes that there is no “one size fits all” governance approach. The appropriate standard by which to judge MPS’s classified board structure is whether it protects the interests of our stockholders.

Our Board does not believe that declassifying our Board is in the best interest of MPS and stockholders for the following reasons:

1.	Our Classified Board Structure Reduces our Vulnerability to Takeovers and Protects Stockholder Value.

Our classified board structure reduces our vulnerability to coercive takeover tactics and inadequate takeover bids by encouraging persons seeking control of MPS to negotiate with our Board, and thereby better positions our Board to negotiate effectively on behalf of all our stockholders. Our classified board structure is designed to safeguard against an insurgent stockholder replacing a majority of our directors with its own nominees at a single annual meeting of stockholders, thereby gaining control of MPS and assets without paying fair value to our stockholders. In particular, in recent years, hedge funds and other activist investors have increasingly used the threat of a proxy fight to pressure boards to take actions that produce short-term gains at the expense of strategies designed to achieve meaningful long-term stockholder value. Because only approximately one-third of our directors are elected at any annual meeting of stockholders, at least two annual meetings of stockholders would be required to change a majority of the directors serving on our Board, providing incumbent directors substantial leverage to negotiate the best results for our stockholders.

Our classified board structure does not preclude a takeover, but rather provides our Board the time and flexibility necessary to be in the best position to evaluate the adequacy and fairness of proposed offers, consider alternative methods of maximizing stockholder value, protect all stockholders against abusive tactics during a takeover process and, as appropriate, negotiate the best possible return for all stockholders, without the threat of imminent removal of a majority of the members of our Board. We believe this is particularly important in the current environment of stock market volatility, in which persons seeking to gain control of a company may pursue coercive takeover tactics during a period of depressed stock prices, even where the decline in the company’s stock price may be temporary and due to factors outside of its control. The closing price of our Common Stock has ranged from $342.95 to $637.39 per share during 2023, and $571.06 to $767.60 per share during the three-month period from December 15, 2023 to March 15, 2024, which illustrates how attractive and vulnerable we might be to an opportunistic acquirer seeking to acquire our Common Stock at a time when our intrinsic value may not be fully reflected in our Common Stock. Elimination of our classified board structure would make it more difficult for our stockholder-elected Board to preserve and maximize value for all stockholders in the event of an unsolicited takeover bid.

2.	Our Classified Board Structure Promotes Independence, Stability, Continuity and Experience.

We are committed to strong corporate governance and our Board regularly reviews our governance structure, including our classified board structure. Our Board is divided into three classes, with each class serving a staggered three-year term. Electing directors to three-year terms, rather than one-year terms, enhances the independence of our non-management directors and encourages them to make decisions in the long-term best interest of our company and stockholders. This reduces the potential influence of certain investors and special interest groups with short-term agendas that may be harmful to the long-term interests of MPS and stockholders. This long-term perspective differentiates MPS from other companies, and we believe this perspective is a significant reason why our stock price has increased by 1,900% in the past ten years (from December 31, 2013 to December 31, 2023).

Our classified board structure also promotes orderly succession of directors by ensuring that at any given time there are experienced, tenured directors serving on our Board who are familiar with MPS and its business, strategic goals, history, technology, operations, culture and employee base. We believe three-year terms enable our directors to develop substantive knowledge about our complex business and operations, which enables them to make long-term strategic decisions that are in the best interest of our stockholders. Currently, our Board is comprised of individuals with the following tenures:

Name	Director Since
Michael Hsing	1997
Herbert Chang	1999
Eugen Elmiger	2012
Victor K. Lee	2006
Carintia Martinez	2021
James C. Moyer	1998
Eileen Wynne	2023
Jeff Zhou	2010

We believe our Board strikes an appropriate balance between directors with long-term institutional knowledge of MPS and new directors with fresh perspectives. If our Board were declassified, in a single election cycle it could be wholly replaced by directors unfamiliar with our history, business and strategies, resulting in a significant loss of critical institutional knowledge. Our classified board structure allows for orderly change, with new directors with fresh perspectives benefitting from serving with directors with longer tenures. Our Nominating and Corporate Governance Committee regularly reviews succession planning for our Board, intends to implement a policy regarding director time commitments and plans to establish an advisory board to assist us in various areas of our business and to provide potential candidates to join the Board over time.

Competition for qualified directors in our industry is intense and increases each year. Our classified board structure assists us in attracting and retaining highly qualified directors by increasing the likelihood that they will have sufficient time to immerse themselves in our business and operations and execute on important long-term initiatives. Our classified board structure also requires a higher level of commitment from our newly appointed directors, as they are generally expected to serve up to a three-year first term.

3.	Our Classified Board Structure Provides Accountability to Our Stockholders.

Since becoming a public company, our Board has been comprised of a majority of independent, non-employee directors and each of our board committees has always consisted entirely of independent directors. We have adopted director membership criteria to help ensure that the nominees to our Board reflect our high governance standards and are prepared to serve the best interests of all of our stockholders. We believe that our corporate governance practices reflect our commitment to accountability and serve the interests of our stockholders.

In addition, all directors, regardless of the length of their term, have a fiduciary duty under the law to act in a manner that they believe to be in the best interests of MPS and our stockholders. Accountability depends on the selection of experienced and committed individuals, not on whether they serve terms of one year or three years. As a result, the classified board structure maintains the same level of accountability as with annual elections of directors.

After careful consideration, our Board has determined that continuation of our classified board structure is appropriate and in the best long-term interests of MPS and our stockholders.

OUR BOARD RECOMMENDS A VOTE AGAINST APPROVAL OF PROPOSAL FOUR.

Other Matters

We know of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as we may recommend.

Forward-Looking Statements

Safe Harbor Statement

This Proxy Statement contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts or guarantees of future performance or events, are based on current expectations, estimates, beliefs, assumptions, goals, and objectives, and involve significant known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from the results expressed by these statements. Readers of this Proxy Statement are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. Forward-looking statements involve significant risks and uncertainties, including those identified in our SEC filings, including, but not limited to, our 2023 Annual Report. The forward-looking statements in this Proxy Statement represent our projections and current expectations, as of the date hereof, not predictions of actual performance.

BY ORDER OF THE BOARD OF DIRECTORS
Dated: April 29, 2024
Saria Tseng
Executive Vice President, Strategic Corporate Development, General Counsel and Corporate Secretary

Annexure A

RECONCILIATION OF GAAP TO NON-GAAP MEASURES (1)

(in thousands, except per-share amounts)

	FY 2023	FY 2022	FY 2021
GAAP operating income	$481,736	$526,785	$262,417
Stock-based compensation expense	149,711	160,992	123,479
Amortization of acquisition-related intangible assets	132	132	44
Deferred compensation plan expense (income)	9,561	(7,011)	5,124
Non-GAAP operating income	641,140	680,898	391,064
Litigation expense	6,891	8,001	9,225
Non-GAAP operating income used in short-term cash incentive plan	$648,031	$688,899	$400,289

GAAP net income	$427,374	$437,672	$242,023
Stock-based compensation expense	149,711	160,992	123,479
Amortization of acquisition-related intangible assets	132	132	44
Deferred compensation plan expense (income)	1,055	(411)	561
Tax effect	(3,625)	1,559	(9,434)
Non-GAAP net income	$574,647	$599,944	$356,673

GAAP net income per share - diluted	$8.76	$9.05	$5.05
Non-GAAP net income per share - diluted	$11.78	$12.41	$7.45
Shares used in the calculation of diluted net income per share	48,771	48,358	47,889

(1)

These non-GAAP financial measures are not prepared in accordance with GAAP and should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. MPS utilizes both GAAP and non-GAAP financial measures to assess what it believes to be its core operating performance, and to evaluate and manage its internal business and assist in making financial, operating and compensation decisions. Our Compensation Committee also evaluates non-GAAP financial measures when reviewing management’s performances and reaching compensation decisions. MPS believes that the non-GAAP financial measures, together with GAAP measures, provide investors with an alternative presentation useful to their understanding of MPS’s core operating results and trends. Additionally, MPS believes that the inclusion of non-GAAP measures, together with GAAP measures, may provide investors with an additional dimension of comparability to similar companies. However, investors should be aware that non-GAAP financial measures utilized by other companies are not likely to be comparable in most cases to the non-GAAP financial measures used by MPS.

MPS VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Online
Go to **www.investorvote.com/MPWR** or scan the QR code – login details are located in the shaded bar below.

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Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. [X]

Annual Meeting of Stockholders Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals – The Board of Directors recommends a vote FOR all nominees, FOR Proposals 2 and 3, and AGAINST Proposal 4.

1. Election of Directors:

	For	Withhold
01 - Eugen Elmiger	☐	☐
02 - Eileen Wynne	☐	☐
03 - Jeff Zhou	☐	☐

	For	Against	Abstain
2. Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2024.	☐	☐	☐
3. Approve, on an advisory basis, the 2023 executive compensation.	☐	☐	☐
4. Vote on a stockholder proposal to elect each director annually.	☐	☐	☐

B Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /		

1 U P X

03ZLPC

The 2024 Annual Meeting of Stockholders of Monolithic Power Systems, Inc. will be held on Thursday, June 13, 2024 at 10:00 a.m. (Pacific Daylight Time), The Annual Meeting will be a virtual meeting via a webcast. You will not be able to attend the Annual Meeting in person. Registered stockholders will be able to view the live webcast of the Annual Meeting, vote and submit questions during the Annual Meeting by visiting meetnow.global/M499MD7.

To access the virtual Annual Meeting, you must have the 15 digit control number that is printed in the shaded Bar located on the reverse side of this form.

The Proxy Statement and the 2023 Annual Report are available at:
https://www.monolithicpower.com/en/about-mps/investor-relations/proxy-information.html

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Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/MPWR

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy - MONOLITHIC POWER SYSTEMS, INC.

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2024 Annual Meeting of Stockholders - June 13, 2024
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Saria Tseng with power to act and with power of substitution, as a proxy and attorney-in-fact and hereby authorizes her to represent and vote, as provided on the other side, all the shares of Monolithic Power Systems, Inc. Common Stock which the undersigned is entitled to vote, and, in her discretion, to vote upon such other business as may properly come before the 2024 Annual Meeting of Stockholders of the company to be held on June 13, 2024 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS, "FOR" PROPOSALS 2 AND 3, AND "AGAINST" PROPOSAL 4.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address – Please print new address below.

Comments – Please print your comments below.

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